PURCHASE AND SALE AGREEMENT THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of February 25, 2022 (“Effective Date”) by and between Selina Woodstock Real Estate LLC, a Delaware limited liability company (“Seller”), and Seranila Investments Corp, a company organized under the laws of Panama (“Purchaser”). RECITALS: A. Seller currently owns fee simple title to certain real estate located in Woodstock, New York, legally described in Exhibit A attached to this Agreement (the “Land”). B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Property (as hereinafter defined) in accordance with the terms and conditions hereinafter set forth. NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows: 1. Agreement to Purchase. Subject to the terms and conditions of this Agreement and the above recitals which are by this reference incorporated into this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the following described property (collectively, the “Property”): A. The Land and all rights, privileges, easements and appurtenances to the Land owned by Seller, including, without limitation, any and all mineral rights, easements, rights-of-way, gas and hydrocarbons, and other appurtenances used or connected with the beneficial use or enjoyment of the Land; and all right, title and interest of Seller, if any, in and to all streets, water courses or water bodies adjacent to, abutting or serving the Land. B. Those certain buildings comprising a hotel property located upon the Land identified with the common street address of 20 Country Club Lane, Woodstock, New York, and all other improvements, structures, fixtures, parking areas and other improvements of any kind or nature whatsoever now or hereafter located on the Land (collectively, the “Building”) (the Land and the Building are sometimes hereinafter collectively referred to as the “Real Property”). C. All equipment, apparatus, machinery, appliances, furnishings, signs, site plans, survey, floor plans, brochures, market studies and other supplies, fixtures and personal and tangible property owned by Seller and used or usable in connection with the operation and ownership of the Building or the Land identified on Exhibit B (collectively, the “Personal Property”). D. All intangible property now or hereafter owned, controlled or held by Seller between the Effective Date (as hereinafter defined) and the Closing (as hereinafter defined), solely in connection with the Building, including, without limitation: (i) all guaranties and warranties, including guaranties and warranties pertaining to construction of the Building; (ii) all air rights, excess floor area rights and other development rights relating or appurtenant to the Land or the Building; (iii) all rights to obtain utility service in connection with the Building and the Land; (iv) assignable licenses and other governmental permits and permissions relating to the Land, the Building, and the operation thereof; and (v) all contracts and contract rights identified on Exhibit C attached to this Agreement, including without limitation all 4300557 vS - 07879 / 002 contracts with service providers (collectively, the “Contracts”) (all of the foregoing are hereinafter collectively sometimes referred to as the “Intangible Property”). 2. Purchase Price. Subject to prorations and credits as provided in this Agreement, the Purchase Price (“Purchase Price”) for the Property shall be THREE MILLION AND 00/100 DOLLARS ($3,000,000.00), which shall be payable on the Closing Date in cash, or by certified or cashier’s check or Federal wire transfer. Notwithstanding anything to the contrary set forth in this Section 2, the Purchase Price shall be reduced by the amount of the outstanding balance of the principal amount of that certain Mortgage Note from Seller, as Borrower, in favor of Purchaser, as Lender in the original principal amount of THREE MILLION AND 00/100 DOLLARS ($3,000,000.00). 3. Closing. A. Subject to the terms and conditions contained in this Agreement, the consummation of the transactions contemplated in this Agreement (“Closing”) shall take place on or about ten (10) days after Seller give Purchaser notice of Site Plan Approval (as hereinafter defined) (the “Closing Date”). The transactions contemplated by this Agreement shall be closed through an escrow with an escrow agent in New York, New York (the “Escrowee”) on the Closing Date, in accordance with the general provisions of the usual form of Escrow Agreement then in use by Escrowee, with such special provisions inserted in such escrow agreement as may be required to conform with this Agreement (“Escrow”). Notwithstanding anything to the contrary in this Agreement, upon the creation of the Escrow, payment of the Purchase Price and delivery of the Deed (as hereinafter defined) and other documents to be delivered pursuant to Section 5 of this Agreement, shall be made through the Escrow. 4. Title and Survey. A. Conditions of Title. On the Closing Date, good and marketable fee simple title to the Real Property shall be conveyed by Seller to Purchaser by Bargain and Sale Deed Without Covenants Against Grantor’s Acts (the “Deed”), subject only to the Permitted Exceptions (as hereinafter defined). B. Title. Seller has provided to Purchaser, and Purchaser has accepted, a lender’s title policy (the “Lender’s Title Policy”) from a national title insurance company (the “Title Company”) insuring Purchaser’s lien against the Real Property pursuant to that certain Mortgage dated the date hereof from Seller to Purchaser (the “Mortgage”). On the Closing Date, Purchaser, at Purchaser’s expense, may cause the Title Company to issue an owner’s title insurance policy insuring fee simple title in Purchaser as of the Closing Date, subject only to: (a) general taxes not yet due or payable, (b) any matters listed in the Lender’s Title Policy, (c) matters created by, through or under Purchaser, (d) any matters in addition to any matters listed in the Lender’s Title Policy which are accepted by Purchaser and (d) the standard printed exceptions (collectively, the “Permitted Exceptions”). It shall not be a condition to Closing that Purchaser obtains such owner’s title insurance policy. C. Survey. Purchaser acknowledges that it has received a copy of and has approved Seller’s existing survey of the Real Property. On or prior to the Closing Date, Purchaser may, at its expense, obtain an as-built ALTA survey of the Real Property, made and certified to Seller, Purchaser, Purchaser’s lender, if applicable, and the Title Company. It shall not be a condition to Closing that Purchaser obtains such survey. 5. Documents to be Delivered by Seller at CIosin. A. Seller’s Closing Documents. Seller shall deliver to the Escrowee, pursuant to the Escrow, on or before the Closing Date, the following documents, all of which shall be subject to Purchaser’s prior review and approval as to form, scope and substance, the delivery of all of which shall be a specific condition to Closing: 2 4300557 v8 - 07879 / 002

(i) The Deed; (ii) All documents required by the Title Company in order to issue the Title Policy and close the transaction; (iii) A bill of sale with limited warranty of title, conveying to Purchaser the Personal Property in its as-is condition; (iv) Counterpart of an assignment and assumption of the Contracts (the “Assignment and Assumption of Contracts”); (v) An assignment of the Intangibles; (vi) Counterpart of the Lease (as defined below); (vii) A non-foreign certificate in accordance with the provisions of Section 17 of this Agreement; (viii) An ALTA statement; (ix) Counterpart of the Right of First Offer (as defined below); (x) A resolution of Seller authorizing Seller to enter into this transaction; (xi) All access, operating, or other keys to the Property in Seller’s possession as of Closing; and (xii) Such other documents as Purchaser may reasonably request to enable Purchaser to consummate the transaction contemplated by this Agreement; provided none of said additional documents imposes any cost or obligation upon Seller not otherwise specifically imposed upon Seller pursuant to the terms of this Agreement. B. Purchaser’s Closing Documents. Purchaser shall deliver to the Escrowee pursuant to the Escrow, on or before the Closing Date, the following monies and documents, the delivery of all of which shall constitute a specific condition to Closing. (i) The balance of the Purchase Price, plus or minus prorations, plus Purchaser’s share of Closing costs pursuant to the terms of this Agreement; (ii) Counterpart of Assignment and Assumption of Contracts; (iii) Counterpart of the Lease; (iv) Counterpart of the Right of First Offer; (v) A resolution of Purchaser authorizing Purchaser to enter into this transaction; (vi) A release of the Mortgage in recordable form acceptable to Seller; (vii) The Conversion Contribution (as defined in the Lease); and 3 4300557 v8 - 07879 / 002

(viii) Such other documents as Seller may reasonably request to enable Seller to consummate the transaction contemplated by this Agreement, provided none of said additional documents impose any cost or obligation upon Purchaser not otherwise specifically imposed upon Purchaser pursuant to the terms of this Agreement; (ix) Any and all documents reasonably required by the Title Company in order to close the transaction. C. Joint Closing Documents. Each of Seller and Purchaser shall deliver to the Escrowee, pursuant to the Escrow, and the parties hereby covenant and agree to deliver to the Escrowee on or before the Closing Date, the mutual delivery of which shall be a specific condition to Closing: (i) Two (2) copies of a closing statement, prepared in strict accordance with Section 9 of this Agreement; (ii) To the extent required, State, County and Municipal transfer tax declarations; and (iii) Any and all documents reasonably required by the Title Company in order to close the transaction. 6. Covenants, Representations and Warranties. A. In order to induce Purchaser to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller covenants, warrants and represents, as the case may be, to Purchaser, as of the date hereof and as of the Closing Date, as follows: (i) Seller is duly organized and validly existing under the laws of the State of Delaware, and has the full right, power, and authority to sell and convey the Property as provided in this Agreement and to carry out Seller’s obligations hereunder, without the joinder of any other person or entity, and all requisite action necessary to authorize Seller to enter into this Agreement and to carry out its obligations hereunder has been or by the Closing will have been taken. (ii) Neither Seller nor Seller’s shareholders, if Seller is a “disregarded entity”, is a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder. (iii) Seller is not a party to any litigation, arbitration or administrative proceeding (a) with any person or entity concerning any aspect of the Property or having or claiming any interest in the Property, (b) which affects or questions Seller’s title to the Real Property or Seller’s ability to perform its obligations under this Agreement, or (c) which otherwise affects or relates to the Property. There is no presently pending or, to Seller’s knowledge, threatened, litigation, arbitration or administrative proceeding affecting or questioning Seller’s title to, or use of, the Real Property or any part thereof or which otherwise affects or relates to the Real Property. (iv) The Agreement is, and all other closing documents to be executed and delivered by Seller will be on the Closing Date, valid and binding obligations of Seller. 4 4300557 v8 - 07879 / 002

(v) Seller has not received any written notice of alleged violation of any law or legal requirements, any restrictive covenants, or deed restrictions from any governmental authority or other third party with respect to the Real Property. Seller has not received any written notice(s) stating that the Real Property is in violation of any applicable private restrictions, ordinances, codes, rules, regulations and other laws, including, without limitation, those relating to zoning, subdivision, health or safety. (vi) There are no pending condemnation suits or actions with respect to the Real Property, and Seller has not received written notice of any threatened condemnation suits or actions with respect to the Real Property. There exists no unfulfilled obligation on the part of Seller to dedicate or grant an easement or easements over any portion or portions of the Real Property to any governmental or regulatory authority. (vii) Between the date hereof and the Closing Date, Seller shall not negotiate or enter into any contracts, agreements or leases pertaining to the Property with any party other than Purchaser which would survive the Closing Date and be binding upon Purchaser or the Property. (viii) Seller has granted no option or otherwise made any commitment to any person other than Purchaser to sell, transfer, or dispose of the Property or any interest therein (ix) This Agreement does not violate the terms of any other contract or instrument to which Seller is a party or by which Seller is bound. (x) Except for the Contracts or as otherwise disclosed to Purchaser, Seller is not a party to any written or oral contract, and otherwise has no liability, actual or contingent, for (i) the employment of any person with respect to the Property, (ii) the payment of or provision for any bonus, profit-sharing plan, retirement benefit, vacation benefit, hospitalization insurance, or similar plan or practice, formal or informal, with respect to any current or past employees with respect to the Property, or (iii) any labor union with respect to the Property. (xi) There are no actions or proceedings pending or to the best of Seller’s actual knowledge, threatened to place in bankruptcy or appoint a receiver for Seller. (xii) There is no delinquent property tax, levy or assessment against the Real Property and Seller knows of no pending special assessments against the Real Property. (xiii) Seller owns the Property free and clear of all liens, claims, encumbrances, and rights of others except for the Permitted Exceptions. (xiv) Neither Seller, Seller’s constituents, nor any of their respective agents acting in any capacity in connection with the transactions contemplated by this Agreement is or will be (a) conducting any business or engaging in any transaction or dealing with any person or entity appearing on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of restrictions and prohibited persons (“Prohibited Person”) (which lists can be accessed at the following web address: bttp:!/www.ustreasgov/oifices/enforcementlofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property 5 4300557 v8 - 07879 / 002 or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti- money laundering laws. B. In order to induce Seller to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Purchaser covenants, warrants and represents, as the case may be, to Seller, as of the date hereof and as of the Closing Date, as follows: (i) Purchaser is duly organized and validly existing under the laws of the State of Delaware, and has the full right, power, and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, without the joinder of any other person or entity, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to be bound by and carry out its obligations hereunder has been or by the Closing will have been taken. (ii) Neither Purchaser nor Purchaser’s shareholders, if Purchaser is a “disregarded entity”, is a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder. (iii) If Purchaser assigns this Agreement pursuant to Section 21, the aforesaid representations are also deemed to be made by such permitted assignee, and if the permitted assignee is a corporate entity such permitted assignee will deliver such necessary authority documents as reasonably required by Seller, and Purchaser shall remain primarily liable for all obligations of Purchaser under this Agreement. (iv) There is no agreement to which Purchaser or Purchaser’s Affiliates are a party or, to Purchaser’s knowledge, binding on Purchaser or Purchaser’s Affiliates, which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser or Purchaser’s Affiliates, which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other similar proceedings are pending or (to the best of Purchaser’s knowledge) threatened against Purchaser or Purchaser’s Affiliates, nor are any such proceedings contemplated by Purchaser or Purchaser’s Affiliates. For purposes of this paragraph, “Purchaser’s Affiliates” means (a) any entity that directly or indirectly controls, is controlled by, or is under common control with, Purchaser, or (b) any entity at least a majority of whose economic interest is owned by Purchaser. The term “control” means the power to direct the management of such entity through voting rights, ownership, or contractual obligations. (v) Neither Purchaser, Purchaser’s constituents, nor any of their respective agents acting in any capacity in connection with the transactions contemplated by this Agreement is or will be (a) conducting any business or engaging in any transaction or dealing with any person or entity appearing on the OFAC list of restrictions and Prohibited Persons (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcernent/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited 6 4300557 v8 - 07879 / 002

Person; (b) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”; or (c) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in any U.S. anti- money laundering laws. 7. Conditions Precedent to Closing. A. In addition to any conditions provided in other provisions of this Agreement, Purchaser’s obligation to purchase the Property is and shall be conditioned on the following: (i) The due performance by Seller of each and every covenant, undertaking and agreement to be performed by Seller under this Agreement and the truth of each representation and warranty in all material respects made in this Agreement by Seller at the time as of which the same is made and as of the Closing as if made on and as of the Closing. (ii) That at no time prior to the Closing shall any of the following have been done by or against or with respect to Seller: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; or (c) an assignment for the benefit of creditors. (iii) That the Property is free and clear of all liens, claims, encumbrances, and rights of others except for the Permitted Exceptions. (iv) That between the Effective Date and the Closing, Seller shall: (a) not convey any Intangible Property or remove from the Property any of the Personal Property; (b) not cancel or permit cancellation of any hazard or liability insurance carried with respect to the Property or its operation; and (c) shall operate and maintain the Property free from waste and neglect, in material compliance with applicable law and in the same manner as the Property has been theretofore operated and maintained. (v) The physical condition of the Property shall be substantially the same on the Closing Date as on the Effective Date, reasonable wear and tear excepted. (vi) This Agreement shall have been approved by the Board of Directors of both parties. (vii) The applicable municipal authorities have approved the proposed site plan for the redevelopment of the Property as described on Exhibit D attached hereto (“Site Plan Approval”). B. Purchaser may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement, but any such waiver shall be effective only if contained in a writing signed by Purchaser. No such waiver shall reduce the rights or remedies of a party by reason of any breach by Seller (but if a condition is waived, the party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition). The failure of any of the conditions in Section 7.A 7 4300557 v8 - 07879 I 002 shall entitle Purchaser, at its option, to cancel and terminate this Agreement by written notice to Seller, in which event, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement. C. In addition to any conditions provided in other provisions of this Agreement, Seller’s obligation to purchase the Property is and shall be conditioned on the following: (i) The due performance by Purchaser of each and every covenant, undertaking and agreement to be performed by Purchaser under this Agreement and the truth of each representation and warranty in all material respects made in this Agreement by Purchaser at the time as of which the same is made and as of the Closing as if made on and as of the Closing. (ii) That at no time prior to the Closing shall any of the following have been done by or against or with respect to Purchaser: (a) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any property interest; or (c) an assignment for the benefit of creditors. D. Seller may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement, but any such waiver shall be effective only if contained in a writing signed by Seller. No such waiver shall reduce the rights or remedies of a party by reason of any breach by Purchaser (but if a condition is waived, the party waiving the same may not rescind this Agreement on the basis of the failure of such waived condition). The failure of any of the conditions in Section 7.C shall entitle Seller, at its option, to cancel and terminate this Agreement by written notice to Purchaser, in which event, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement. 8. Liquor License. The parties acknowledge and agree that Seller may not lawfully sell, assign, or transfer to Purchaser any of Seller’s licenses or permits to purchase, serve, sell, or otherwise deal in alcoholic beverages (herein, “Seller’s Liquor Licenses”). Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that Seller is not conveying any interest in Seller’s Liquor Licenses and that such licenses are being retained by Seller and are excluded from the Property being sold. 9. Adjustments. Proration of rentals, revenues and other income, if any, from the Property and utilities, taxes, assessments, and other expenses, if any, affecting the Property shall be prorated as of 11:59 p.m. on the day prior to the Closing Date (“Proration Date”). It is agreed that the Closing Date shall be an income and expense date for Purchaser. There shall be no proration of any insurance premiums with respect to the Property, nor any assumption of insurance coverage by Purchaser. The prorations shall be final at Closing except as specifically provided herein. 10. Closing Costs. Seller and Purchaser agree to execute any real estate transfer declarations required by the state, county, or municipality in which the Property is located. Seller shall pay the cost of any state or county deed or transfer tax, including documentary stamp tax and surtax in connection with the transfer of the Property and recording of the Deed. Purchaser shall pay the cost of recording the instruments of conveyance, all mortgage expenses and fees with respect to any mortgage obtained by Purchaser in connection with the acquisition of the Property, the title insurance premium, the cost of the Commitment, including, without limitation, any fees or search costs of the Title Company or agent thereof and any and all search costs (including, without limitation, any lien, UCC, open permit, municipal 8 4300557 v8 - 07879 / 002 or other New York Statute searches). Each party shall pay its own attorneys fees except as otherwise provided in this Agreement. Any and all other costs and expenses incident to the Closing, and not specifically addressed herein, shall be borne and paid by the parties in accordance with the prevailing local custom for commercial transactions in Ulster County, New York. Seller shall be responsible for the payment of any delinquent real estate and/or personal property taxes with respect to the Property at Closing. 11. Damae or Destruction to Property. A. If between the Effective Date and the Closing Date, all or any portion of the Property is “materially” (meaning damage which the reasonably anticipated cost of repair would equal or exceed $250,000) damaged or destroyed by fire or other casualty, Seller shall notify Purchaser in writing of such damage or destruction (the “Casualty Notice”) and Purchaser, at its sole option, may: (i) terminate this Agreement, in which event, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement; or (ii) work with Seller to determine whether or not any applicable insurance proceeds will be sufficient to pay for the restoration of the Property and if the insurance proceeds are not sufficient, to obtain an agreement from Seller for credit against the Purchase Price in the amount of the deficiency, which may include the applicable deductible amount, in addition to an assignment of such insurance proceeds; and if Seller and Purchaser are unable to reach an agreement, then Purchaser shall have its options as provided in (B) below. B. Purchaser shall have until the date (the “Casualty Election Date”) that is thirty (30) days after receipt of the Casualty Notice to elect whether to terminate or proceed with this Agreement. If Purchaser fails to notify Seller of its election on or before the Casualty Election Date, then Purchaser shall be deemed to have elected to terminate this Agreement. C. If the Closing Date is a date prior to the Casualty Election Date, the Closing Date shall be extended at Purchaser’s election to a date twenty (20) days after the Casualty Election Date. D. If the Property is not materially damaged pursuant to Subsection (A) above, Seller shall assign to Purchaser at Closing any insurance proceeds received or receivable in connection with such damage and if the insurance proceeds are not sufficient to pay for the restoration of the Property, Seller shall provide a credit against the Purchase Price in the amount of the deficiency, which may include the applicable deductible amount. 12. Condemnation. A. If between the Effective Date and the Closing Date any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Building or the Land, Seller shall notify Purchaser in writing of such proceedings (the “Condemnation Notice”) and Purchaser, at its sole option, may elect to: (i) terminate this Agreement, in which event, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement; or 9 4300557 v8 - 07879 / 002

(ii) consummate the transaction contemplated by this Agreement, in which event Seller shall assign to Purchaser at Closing all of Seller’s right, title and interest in and to any award pertaining to the Property made in connection with such condemnation or eminent domain proceedings. B. Purchaser shall have until the date (the “Condemnation Election Date”) that is thirty (30) days after receipt of the Condemnation Notice to elect whether to terminate or proceed with this Agreement. If Purchaser fails to notify Seller of its election on or before the Condemnation Election Date, then Purchaser shall be deemed to have elected to terminate this Agreement. C. If the Closing Date is a date prior to the Condemnation Election Date, the Closing Date shall be extended at Purchaser’s election to a date twenty (20) days after the Condemnation Election Date. 13. Remedies. A. If Seller should breach any of its covenants, conditions, representations or warranties contained in this Agreement or should fail to consummate the sale contemplated in this Agreement for any reason other than Purchaser’s default, Purchaser may, upon five (5) days written notice to Seller, if such breach or failure is not cured within such five-day period: (i) terminate this Agreement; or (ii) enforce specific performance of this Agreement provided any such action is filed within ninety (90) days after the Closing Date. Purchaser shall not have any additional remedies available in law or in equity. B. If Purchaser should breach any of its covenants contained in this Agreement (and Seller shall not be in default under this Agreement), Seller may, upon five (5) days written notice to Purchaser, if such breach is not cured within such five-day period, terminate this Agreement 14. Brokers. The parties mutually warrant and represent to the other that neither has authorized any broker to act on its behalf in respect of the transactions contemplated hereby. Each of the parties shall indemnify and save the other harmless from any claim by any other broker or other person for commissions or other compensation for bringing about the transactions contemplated hereby where such claim is based on the purported employment or authorization of such broker or other person by such party. 15. Force Majeure. No party shall be deemed in default of this Agreement, unless otherwise expressly provided herein, for any delay or failure to fulfill any obligation hereunder, so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances beyond its reasonable control, including without limitation, strikes, labor disputes, accidents, government regulation, pandemic disease (such as Covid-19), fire, flood or acts of god, acts of war, terrorism or civil disobedience (“Force Majeure Event”). In the event of any such Force Majeure Event, the time for performance of such obligations shall be extended for a period equal to the time lost by reason of the Force Majeure Event. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other party of the nature and extent of any such Force Majeure Event; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as applicable, as soon as reasonably practicable. Notwithstanding the foregoing, the lack of Purchaser having sufficient funds shall not be deemed a cause beyond the reasonable control of Purchaser. 16. Entire Agreement. It is understood and agreed that all understandings and agreements heretofore made between Seller and Purchaser are merged in this Agreement, the exhibits annexed hereto, and the instruments and documents referred to in this Agreement, which alone fully and completely express their agreements, and that neither party is relying upon any statement or representation, not 10 4300557 v8 - 07879 I 002 embodied in this Agreement, made by the other. Each party expressly acknowledges that, except as expressly provided in this Agreement, the other party and the agents and representatives of the other party have not made, and the other party is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the transactions contemplated hereby. The preparation of this Agreement has been a joint effort of the parties hereto and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other. 17. Exhibits. Exhibits A through F attached to this Agreement are, by this reference, incorporated in and made a part of this Agreement. 18. Non-Foreign Certificate. Seller shall provide Purchaser, on the Closing Date, with a non-foreign certificate sufficient in form and substance to relieve Purchaser of any and all withholding obligations under federal law, which certificate shall be reasonably satisfactory to Purchaser and the Title Company. If Seller does not timely furnish Purchaser with said certificate, or if Purchaser has reason to believe that said certificate is or would be wholly or partially false if given and so notifies Seller, in writing, on or before the Closing Date, an amount up to ten percent (10%) of the Purchase Price may be withheld from Seller’s net proceeds and deposited in an escrow account to be held by Title Company until such time as Seller furnishes Purchaser and the Title Company with a qualifying statement from the Internal Revenue Service sufficient to relieve Purchaser of any and all withholding obligations under federal law, or until Purchaser is required to deliver said funds to the Internal Revenue Service, whichever first occurs. 19. Modifications. No modification, amendment, discharge, waiver or change of this Agreement, or any of the provisions of this Agreement, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. Writings signed by the attorney for such party shall not be effective for the purposes of this Section 18. Failure by either party to explicitly retain any rights under this Agreement shall not be deemed a waiver of such rights. 20. Notices. Unless otherwise provided herein, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be served on the parties at the following addresses: If intended for Seller: Selina Woodstock Real Estate LLC 437 SW 2 Street Miami, FL 33130 Attention: Jon Grech, General Counsel E-mail Address: jon.grech@selina.com If intended for Purchaser: Seranila Investments Corp Calle 54 Este, Obarrio Torre Twist, Ofc 31-B Panama City, Panama Attention: Joe Faskha E-mail Address: jfaskha@gmail.com 11 4300557 v8 - 07879 / 002

Any such notices shall be either (i) sent by certified mail return receipt requested, in which case notice shall be deemed delivered three (3) Business Days after deposit, postage prepaid, in the United States Mail, (ii) sent by overnight delivery using a nationally recognized courier, in which case notice shall be deemed delivered one (1) Business Day after deposit, with such courier, (iii) sent by electronic mail, in which case notice shall be deemed delivered upon transmission of such notice as evidenced by the electronic mail transmission report, or (iv) by personal hand delivery, in which case notice shall be deemed delivered at the time of the personal hand delivery. 21. Governing Law and Interpretation. The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state. 22. Assignment. The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in, or to the Property or of this Agreement shall be made by either party during the term of this Agreement except as it relates to Purchaser, to an entity owned and controlled by Purchaser. Purchaser shall provide notice to Seller of its intent to assign the contract and provide evidence of Purchaser’s interest as set forth therein. 23. Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise. 24. As-Is, Where Is Condition. Except as specifically provided in this Agreement or documents to be delivered pursuant to this Agreement to the contrary, Seller shall convey the Property to Purchaser in an “AS-IS,” “WHERE-IS” condition “WITH ALL FAULTS,” without any warranty whatsoever to Purchaser as to the condition of any portion of the Property, including whether the Property contains any hazardous materials. Purchaser acknowledges that it will rely upon the results of Purchaser’s own inspections and observations of the Property regarding the physical and environmental condition thereof. PURCHASER HEREBY AGREES THAT THE PROPERTY IS TO BE CONVEYED “AS IS, WHERE IS” IN THE CONDITION IT IS IN ON THE DATE HEREOF WITH ALL FAULTS, AND EXCEPT AS SPECIFICALLY SET FORTH HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, DIRECT OR INDIRECT, EXPRESS OR IMPLIED, ORAL OR WRITTEN, OF HABITABILITY, MERCHANTABILITY, USABILITY, FITNESS FOR A PARTICULAR PURPOSE, ENVIRONMENTAL CONDITION, PROFITABILITY, COMPLIANCE WITH LAWS, OR OF ANY OTHER KIND WITH RESPECT THERETO. Purchaser also acknowledges neither Seller nor any agent of Seller has made any representations or warranties to Purchaser with respect to the Property or any aspect thereof, express or implied, which are not expressly set forth in this Agreement. 25. Further Assurances. Seller and Purchaser each agree to use commercially reasonable efforts to comply with all conditions set forth in this Agreement, to take all other reasonable action necessary to complete the transaction contemplated by this Agreement, to cause the Purchase of the Property to be consummated with all reasonable dispatch, and to refrain from any action that is inconsistent with that result. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement. After the Closing Date, each party agrees to cooperate to make any records available which may be relevant to any Federal of State tax audits of either party or the preparation of any tax returns. 12 4300557 v8 - 07879 / 002

26. Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties hereto agree that the use of electronic signatures for the negotiation and execution of this Agreement shall be legal and binding and shall have the same full force and effect as if originally signed. 27. Captions. The captions and headings in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement of any of the provisions of this Agreement. 28. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. 29. Partial Invalidity. Seller and Purchaser intend and believe that each provision in this Agreement comports with all Applicable Law and judicial decisions. Notwithstanding the foregoing, if any one or more provisions of this Agreement is for any reason held by a court of law to be invalid, illegal, unlawful, void or unenforceable in any respect, then such provision(s) shall be given force to the fullest possible extent that such provision(s) are valid, legal, lawful and enforceable, the remainder of this Agreement shall be construed as if such invalid, illegal, unlawful, void or unenforceable provision(s) were not contained in this Agreement and the rights, obligations and interests of Seller and Purchaser under the remainder of this Agreement shall continue in full force and effect; or 30. Time for Performance. Time is of the essence of this Agreement. Whenever under the terms of this Agreement the time for performance falls on a Saturday, Sunday or legal holiday, such time for performance shall be on the next day that is not a Saturday, Sunday or legal holiday. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. 31. Possession. Possession of the Property shall be delivered to Purchaser on the Closing Date, subject to the Lease. 32. Lease. Notwithstanding anything to the contrary set forth in this Agreement, on the Closing Date, Seller, as tenant, and Purchaser, as landlord, shall enter into a 20-year, triple net lease of the Property in the form attached hereto as Exhibit E (the “Lease”). 33. Right of First Offer. On the Closing Date, Purchaser and Selina Operations US Corp., a Delaware corporation, shall enter into a Right of First Offer agreement in the form attached hereto as Exhibit F (the “Right of First Offer”). 34. Inspection Period. A. Inspection Period. For purposes of this Agreement, “Inspection Period” means the period beginning on the Effective Date and ending on the date that is thirty (30) days after the Effective Date. B. Basic Project Inspection. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser, its agents and representatives shall be entitled to inspect, examine, review, consider and investigate the Property and all matters relating thereto, which will include, but shall not be limited to, the right to: (i) enter upon the Real Property to perform inspections and tests of the Property; (ii) make investigations with regard to zoning, environmental, building code and other legal requirements; (iii) make or obtain market studies and real estate tax analyses; (iv) 13 4300557 v8 - 07879 / 002 analyze the financial feasibility of ownership of the Property. Purchaser shall give Seller’s designated representative at least two (2) business days’ prior notice (which may be telephonic or by email) of any physical inspection of the Real Property, and Seller and/or Seller’s representative shall have the right to be present during all on-site inspections. Prior to Purchaser or any of Purchaser’s consultants entering the Real Property, each party shall deliver to Seller evidence of insurance coverage in an amount not less than One Million Dollars ($1,000,000) for bodily injury or death in any one accident, and not less than One Million Dollars ($1,000,000) for property damage, from an insurer reasonably acceptable to Seller, such policy to name Seller and its lender(s), as additional insured parties, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its consultants in connection with such entry. C. Purchaser’s Right to Terminate. Purchaser shall have the right, in its sole and absolute discretion, to terminate this Agreement for any reason whatsoever, or for no reason, by written notice to Seller on or before the last day of the Inspection Period. In such event, except as specifically provided in this Agreement, neither party shall have any further rights or obligations to the other under this Agreement. D. Duty to Repair; Indemnification. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Project pursuant to this Section 32 to be performed in a manner that does not unreasonably disturb or disrupt any business operations at the Property. If, as a result of Purchaser’s exercise of its rights under Section 32, any damage occurs to the Property, then Purchaser shall promptly repair such damage, at Purchaser’s sole cost and expense and in Seller’s reasonable satisfaction, so as to return the Property to substantially the same condition but not in any better condition than prior to such inspection. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all losses, damages, causes of action, judgments, damages, costs and expenses that Seller actually suffers or incurs as a direct result of any damage caused at, to, in, or at the Property by the acts or omissions of Purchaser or its agents, consultants or professionals pursuant to this Section 32. This indemnification shall survive the termination or expiration of this Agreement. [SIGNATURES ON FOLLOWING PAGE] 14 4300557 v8 - 07879 / 002

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. PURCHASER: SERANILA INVESTMENTS CORP, a Panamanian company By: ______________________________ Name: __ __ __ __ __ __ _ __ __ __ Title: _ SELLER: SELINA WOODSTOCK REAL ESTATE, LLC, a Delaware limited liability company By: _ _ _ Name: _ _ _ _ __ Title: _ _ SIGNATURE PAGE To PURCHASE AND SALE AGREEMENT 4300557 vS - 07879 / 002

SCHEDULE OF EXHIBITS EXHIBIT A — Legal Description of Land EXHIBIT B — Personal Property EXHIBIT C - Contracts EXHIBIT D --Site Plan EXHIBIT E -- Lease EXHIBIT F -- Right of First Offer 4300557 vS - 07879 / 002

EXHIBIT A Legal Description of Land All that tract or parcel of land situate in the Town of Woodstock, County of Ulster, and the State of New York, known and designated as Lot No. I, as shown on a map entitled Map of Subdivision Prepared for Michael Roth,” filed in the Ulster County Clerks Office on October 28, 1992 as Map No. 9489, bounded and described as follows: Beginning at a point in the Southerly line of Common School District No. 2 {Uber 629, cp 218), said point being the Northwesterly corner of Lot No. 2, as shown on the said map: thence along the Westerly lines of said Lot No. 2 the following 3 courses: South 22° 52 18’ East a distance of 183.61 feet to a point. South 18° 3943” West a distance of 72.50 feet to a point and South 21 35’ 25” West a distance of 9.58 feet to a point: thence along the Northerly and Westerly lines of lands now or formerly Foster (Uber 2110, cp 040) the following 4 courses: North 66° 34’ 35” West a distance of 164.15 feet to a point. North 23° 16’ 25” East a distance of 2.65 feet to a point, North 70° 07’ 05’ West a distance of 341.77 feet to a point and South 05° 40’ 15” West a distance of 55.67 feet to the beginning of a stone wall; thence along the Northerly line of lands now or formerly Rifkin (Uber 4651, cp 335), generally along a stone wall, North 83° 24’ 00” West a distance of 373.75 feet to an iron pipe found in a stone wall intersection: thence along the Easterly lines of lands now or formerly VanWagenen (Uber 5481, cp 154 ), generally along a stone wall the following 2 courses: North 04° 02’ 20” West a distance of 251.70 feet to an iron rod found and North 05° 43’ 20” West a distance of 207.00 feet to a stone wall intersection; thence along the Southerly line of lands now or formerly Eichhorn (Uber 4613, cp 316) and the Southerly line of lands now or formerly Cohen (Uber 4580, cp 194), generally along a stone wall and passing through an iron pipe found, South 80° 31’ 05” East a distance of 161.91 feet to a point: thence continuing along the said Southerly line of lands now or formerly Cohen, generally along a stone wall, South 77° 18’ 40” East a distance of 313.30 feet to an iron pipe found in a stone wall intersection: thence along the Westerly line of lands now or formerly Beidler Appel (Uber 4156, cp 051), partially along a stone wall, South 07° 21’ 00’ West a distance of 140.57 feet to an iron rod found; thence along the Southerly line of said lands now or formerly Beidler Appel, the Southerly line of lands now or formerly Walker {Uber 2866, cp 216) and the said Southerly line of Common School District No. 2, passing through an iron rod found and partially along a stone wall; South 69° 33’ 50” East a distance of 420.58 feet to the point or place of beginning. Together with and subject to the existing easements and rights-of-way of record including but not limited to right of way on filed Map No. 9489. FOR INFORMATION ONLY (Containing 6.48 Acres of land, more or less). PINS: COMMON ADDRESS: 20 Country Club Lane Woodstock, New York 4300557 v8 - 07879 / 002

EXHIBIT B Personal Property None 4300557 v8 - 07879 / 002

1. Garbage 2. Electricity EXHIBIT C Contracts

EXHIBIT D Site Plan Redevelopment of the Property so as to be comprised of at least thirty “keys.”

EXHIBIT E Lease

HOTEL LEASE AGREEMENT THIS HOTEL LEASE AGREEMENT (this “Lease”) is made and entered into this day of [ ], 202j_J (the “Effective Date”) by and between SERANILA INVESTMENTS CORP, a company organized under the laws of Panama (the “Landlord”), and SELINA OPERATION WOODSTOCK LLC, a Delaware limited liability company (“Tenant”). BACKGROUND WHEREAS, Landlord is the owner of a fee estate in and to that certain plot, piece and parcel of land (the “Land”) known as 20 Country Club Lane, in the Town of Woodstock, County of Ulster, State of New York (and identified as Section 27.14, Block 2, Lot 15.10 on the official tax map of the Town of Woodstock, County of Ulster, State of New York), and more particularly described on Exhibit A, together with the buildings (collectively, the “Buildings”, together with the Land, the “Premises”) on the Land containing a total gross area of approximately 282,268 square feet; and WHEREAS, the Premises is presently being used as a nineteen (19)-room guest lodge called “The Lodge Woodstock” (the “Hotel”); and WHEREAS, Tenant desires to redevelop the Hotel (the “Redevelopment”), which, upon completion of the Redevelopment, will contain approximately at least thirty (30) rooms and certain ancillary areas, all as more particularly described in Exhibit B attached hereto, and which shall be operated as “The Lodge at Woodstock” (the “Business”); and WHEREAS, Landlord desires to have Tenant lease the Premises and Tenant desires to lease the Premises on the terms and conditions set forth in this Lease. NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, Landlord and Tenant hereto covenant and agree as follows: STIPULATIONS 1. DEFINED TERMS. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article 1 have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (c) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subsection. “Accounting Principles” shall mean generally accepted accounting principles and procedures, based on the then current edition of the “Uniform System of Accounts for the Lodging Industry” (US ALl 11th Edition), published by the Educational Institute of the American Hotel and Motel Association, as consistently applied by Tenant in accounting for the operation at hotels owned, leased and operated, or managed, by Tenant, or its affiliates. “Additional Rent” shall mean any sums other than Fixed Rent that become due and payable from Tenant to Landlord pursuant to this Lease “Affiliate” shall mean, with respect to any Person, any second Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. “Alteration” or “Alterations” shall mean any alterations, additions, installations, or improvements to the Premises. “Brand” shall mean the “Selina” brand. “Buildings” shall have the meaning set forth in the Recitals hereto. “Building Equipment” shall mean the following, if any, as applicable to the Premises: chillers, chiller towers, generators, boilers, elevators, HVAC, plumbing, security, electrical, fire and life safety and energy building systems for the Premises, and the portions of any and all utility lines lying between the exterior of each of the Buildings and the outer boundaries of the Land. “Building Shell and Core” shall mean the structure, roof and facade including, without limitation, the foundation, any load bearing walls (but not wall coverings), structural columns, shoring, floor slabs and internal stairways, together with all structural supports of the foregoing, of each of the Buildings. “Business” shall have the meaning set forth in the Recitals hereof. “Business Day” shall mean Monday through Friday, excluding any day on which chartered banks in the State are authorized or required to be closed. “Casualty Event” shall mean fire or other casualty, ordinary or extraordinary, foreseen or unforeseen. “Casualty Restoration” shall mean all work and other Alterations required in connection with any such repair, replacement, restoration and rebuilding to be made by the Restoring Party following a Casualty Event. “Claim” shall mean and include any demand, cause of action, proceeding or suit and the results thereof (i) for damages, losses, injuries to person or property, damages to natural resources, fines, penalties, expenses, liabilities, interest, contribution or settlement (including, without limitation, attorneys’ fees, court costs and disbursements), (ii) for the costs of site investigations, feasibility studies, information requests, health or risk assessments, and (iii) for enforcing insurance, contribution, or indemnification agreements. “Construction Warranties” shall mean warranties and guaranties as are customarily obtained in projects of similar size and scope from the contractors, construction managers, material suppliers and material subcontractors retained in connection with the Redevelopment. 2 4312031 v7-078791002

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have the meanings correlative to the foregoing. “Conversion Contribution” shall mean the sum of $3,500,000.00, to be paid by Landlord to Tenant for the Redevelopment and Opening Costs; provided that such sum shall be reduced by the amount of the Additional Loan (as defined in that certain Mortgage Note from Tenant to Landlord dated February 25, 2022) previously made by Landlord or its Affiliate to Tenant. “County” shall mean the County in which the Premises are located, as set forth in the Recitals hereof. “CPI” shall mean the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, Not Seasonally Adjusted, with a base period equaling 100 in 1982 — 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Consumer Price Index ceases to be published, its successor index as published by the same governmental authority which published the Consumer Price Index shall be substituted and any necessary reasonable adjustments shall be made by Landlord and Tenant in order to carry out the intent of this Lease. “CPI Increase” shall mean the percentage change in the CPI for the month immediately prior to the first month of a Lease Year over the CPI for the month immediately prior to the first month of the immediately preceding Lease Year. “Default” shall mean any act, omission, event or circumstance which would constitute an Event of Default upon the delivery of any applicable notice and expiration of any applicable cure period. “Effective Date” shall have the meaning set forth in the initial paragraph hereof. “Election Period” shall have the meaning set forth in Section 7.2(a). “Emergency” shall mean an emergency for which repairs are immediately necessary for the preservation and safety of the Premises, to avoid the suspension of any essential services to the Premises, including, without limitation, the operation of the Business, or to avoid danger to life or property or to protect the Premises, Tenant, Third-Party Operators and any other Person from material and imminent damage or harm or risk of material and imminent damage or harm. “Environmental Law” shall mean shall mean and include all federal, state and local statutes, ordinances, codes, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, emissions, discharge, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, solid, toxic or hazardous substances or wastes, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ez’ seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act, 3 4312031 v7 -07879 /002

7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; [add Legal Requirements relating to Hazardous Materials of the State and Town]; state superfund and environmental clean-up statutes, with implementing regulations and guidelines; and all state, regional, county, municipal and other local laws, regulations and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials. "Estimated Completion Date" shall mean an estimate of the time required to complete Casualty Restoration. "Event of Default" shall have the meaning set forth in Section 14.1 hereof. "Expiration Date" shall mean the Scheduled Expiration Date or such earlier or later date upon which the Term shall cease or be terminated as hereinafter provided. "FF &E" shall mean the items qualitatively described on Schedule 5.l(a)(ii). "Fixed Rent" shall mean the amount of fixed annual rent to be paid by Tenant to Landlord for the Initial Term of this Lease commencing on the Lease Commencement Date. "Force Majeure Event" or "Force Majeure" shall mean a fire, casualty, terrorist act, strike, pandemic, epidemic, Order from Governmental Authorities, labor dispute, uncommon adverse weather or any other event, cause or circumstance beyond the reasonable control of Landlord or Tenant, provided that the party claiming a Force Majeure Event notifies the other party in writing within five (5) days after notice or knowledge of such Force Majeure Event. "Governmental Authorities" shall mean, collectively, the United States of America, the State, the County, the Town, and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the design and performance of the Business, the Premises or any portion thereof. "Guarantor" shall mean Selina Hospitality PLC, a company registered in the United Kingdom, with respect to the first three (3) Lease Years, and Selina Operations US Corp., a Delaware corporation, with respect to the fourth (4th) through eighth (8th) Lease Years, or such replacement guarantor or guarantors which execute a Guaranty in accordance with the terms of this Lease. 4 4312031 v7 - 07879 / 002

“Guaranty” shall mean, individually or collectively, that certain Guaranty of Lease in the form attached hereto as Exhibit C-i and that certain Guaranty of Lease in the form attached hereto as Exhibit C-2. “Hazardous Materials” shall mean any substance or material (i) containing gasoline or oil or any other petroleum product, asbestos, any radioactive material or any polychlorinated biphenyl; (ii) that is defined or termed as a “hazardous substance” or “hazardous waste” as defined by any existing federal, state or local law, statute, regulation code or authority; or (iii) the use, disposal, storage, handling or generation of which is otherwise restricted, governed or regulated by any federal state or local law, statute, regulation, code or authority intended to protect the environment or public health.. “Hotel” shall have the meaning set forth in the Recitals hereof. “Impositions” shall mean the following: (a) real property taxes and assessments upon the Premises or any part thereof; (b) personal property taxes; (c) commercial occupancy and rent taxes and/or hotel occupancy and rent taxes, as applicable; (d) water, water meter and sewer rents, rates and charges; (e) license and permit fees for Operating Licenses (but not Occupancy Permits); (f) all excise, sales, use and similar taxes; (g) charges for utilities, communications and other services rendered or used in or about the Premises; (h) payments in lieu of each of the foregoing; and (i) fines, penalties and other similar or like governmental charges applicable to any of the foregoing and any interest or costs with respect thereto, but only due to Tenant’s failure to timely pay same (but excluding fines, penalties and other similar or like governmental charges associated with Landlord’s construction of the Building or Landlord’s failure to timely pay same); in each instance incurred during and attributable to a period falling within the Term are assessed, levied or imposed upon, or are payable in respect of, the Premises and the use and occupancy thereof by Tenant. “Indemnified Party” shall mean any Landlord Indemnified Party or Tenant Indemnified Party if any claim, action or proceeding is made or brought against said party. “Initial Term” shall mean the initial term of this Lease, which shall commence on the Lease Commencement Date and shall expire on the Scheduled Expiration Date, unless sooner terminated in accordance with this Lease or applicable law. “Interest Rate” shall mean an annual rate equal to the lesser of (a) the maximum rate allowed by law, and (b) eight percent (8%). “Labor Organizing Activity” shall mean any efforts by a labor organization to recruit or organize employees of the Tenant, including but not limited to solicitation of union authorization cards or filing of a representation petition with the National Labor Relations Board. “Land” shall have the meaning set forth in the Recitals hereof. “Landlord Indemnified Party” shall mean Landlord, its partners, members, managers, officers, directors, invitees, employees and agents. “Lease” shall have the meaning set forth in the initial paragraph hereof. “Lease Commencement Date” shall mean the Effective Date. 5 4312031 v7-078791002

“Lease Year” shall mean, for the first Lease Year, the period beginning on the Lease Commencement Date and ending on the last day of the twelfth (12th) full calendar month following the Lease Commencement Date, and for each succeeding Lease Year, the period beginning on the first day of the calendar month after termination of the preceding Lease Year, and ending on the last day of the twelfth (12th) month thereafter, provided that the last Lease Year shall end on the Expiration Date. “Legal Requirements” shall mean any and all applicable current and future laws, rules, orders, ordinances, directives, regulations, statutes, requirements, codes, permits and authorizations, without regard to the nature of the work required to be done, extraordinary, as well as ordinary, of all federal, state, Town, county or other Governmental Authorities including the American with Disabilities Act now existing or hereafter created, of any and all of their departments, agencies, authorities and bureaus and of any applicable fire-rating bureau or other body exercising similar functions. “Majority Interest” shall have the meaning set forth in Section 7.2(a). “Mortgage” shall mean any such mortgage, pledge or similar instrument including, without limitation, any modification, amendment, spreader, consolidation or renewal thereof, which constitutes a lien on Landlord’s interest in this Lease. “Mortgagee” shall mean any holder of a Mortgage. “Non-Performing Party” shall have the meaning set forth in Section 18.5 hereof. “Notice” shall mean a notice sent in accordance with Article 16 hereof. “Occupancy Permit” or “Occupancy Permits” shall mean individually or collectively, as applicable, any and all permits, licenses, approvals, authorizations or certificates required by the Legal Requirements, in order that the Premises may be issued a certificate of occupancy permitting the Premises to be lawfully occupied, but expressly excluding any Operating Licenses. “Offer” shall mean a bona fide offer to purchase the Premises or a majority ownership interest in Landlord which is acceptable to Landlord. “Operating License” or “Operating Licenses” shall mean, individually or collectively, any and all permits, licenses, approvals, authorizations or certificates required by the Legal Requirements which relate to the day-to-day operation of the Business by Tenant (including, without limitation, any liquor license and any other license that would be required in connection with any restaurant or retail space). “Operating Standard” shall mean consistent with the Selina Brand standards. “Organizing Agreement” shall mean a card check neutrality agreement, labor peace agreement, private election agreement or other agreement providing means through which to facilitate a labor organizing process. 6 4312031 v7 -07879 /002

“OS&E” shall mean the operating supplies and equipment necessary for the Business to be operated in accordance with the Operating Standard, as more particularly described on Schedule 5.1(a)(iii) attached hereto. “Performing Party” shall have the meaning set forth in Section 18.5 hereof. “Permitted Use” shall mean the operation and management of the Business, under the Brand and in accordance with the Operating Standards together with such other ancillary and accessory uses satisfying the Operating Standard including but not limited to: hotel, hostel, co working, weliness, tour, restaurant and bar. “Person” shall mean a natural person, partnership, limited liability company, corporation or any other legal entity. “Personal Property” means all personal property, trade fixtures, equipment (including dishwashing equipment) and vehicles owned or leased by Tenant located at the Premises other than the machinery, equipment and systems necessary for the operation of the improvements on the Land that are “fixtures” pursuant to applicable law, including, but not limited to, as applicable, any heating, ventilation and air-conditioning equipment, electrical, gas and power apparatus, windows, toilets, ducts and compressors, exhaust systems and water heaters and related machinery, pipes, pumps, tanks, conduits, switchboards, plumbing, fire sprinklers and fire suppression equipment, lighting including emergency lighting, security cameras and systems, paging and sound systems, walk-in coolers, walk-in refrigerators and walk-in freezers, and grill hoods, built in sinks, built-in shelving, awnings, and supports for signs including, without limitation, the FF&E and OS&E. “Premises” shall have the meaning set forth in the Recitals hereof. “Purchase Agreement” shall mean a purchase and sale agreement on the terms and conditions set forth in the Offer, which Purchase Agreement shall govern the rights and obligations of the parties and the closing of the transaction contemplated by the Offer. “Purchase Notice” shall mean written notice setting forth Tenant’s agreement to purchase the Premises or majority ownership interest in Landlord (as applicable) upon the terms and conditions contained in the Offer. “Real Property Taxes” shall mean real property taxes and assessments upon the Premises or any part thereof. “Redevelopment” shall have the meaning set forth in the Recitals hereof. “Redevelopment and Opening Costs” shall mean, collectively, the cost of (A) any improvements to be made by Tenant in connection with the Redevelopment, (B) Tenant’s opening expenses (including design and mobilization costs) and (C) FF&E and OS&E, which shall include any costs in connection with the procurement and installation of the FF&E or OS&E in the Premises pursuant to a budget reasonably approved by Landlord. “Renewal Option” shall mean an option to renew this Lease. 7 4312031 v7-078791002

“Renewal Term” shall mean a period of twenty (20) years each. “Restoring Party” shall mean the party that is required to perform the Casualty Restoration. “Right of First Offer” shall mean the right of first offer to purchase the Premises or a majority interest in Landlord. “ROFO Negotiation Period” shall have the meaning set forth in Section 7.2(b). “ROFO Notice” shall have the meaning set forth in Section 7.2(a). “ROFO Offer” shall have the meaning set forth in Section 7.2(a). “Room Occupancy Agreements” shall mean lodging agreements (whether written or oral) entered into by Tenant and/or its property manager for overnight lodging of transient guests (including, without limitation, group business) entered into in the ordinary course of operating the Hotel. “Scheduled Expiration Date” shall mean the last day of the calendar month in which the twentieth (2Oth) anniversary of the Lease Commencement Date occurs, provided that if the Lease Commencement Date is the first day of a month, then the Scheduled Expiration Date shall be the last day of the calendar month immediately preceding the twentieth (20t1) anniversary of the Lease Commencement Date. “SNDA” shall mean a subordination, non-disturbance and attornment agreement in such reasonable form as may be provided by any Mortgagee or prospective Mortgagee and agreed to by Tenant (in its reasonable discretion). “Specially Designated National or Blocked Person” shall mean either: (a) a person or entity designated by OFAC from time to time as a “specially designated national or blocked person” or similar status; (b) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001; or (c) a person or entity otherwise identified by a Governmental Authority or legal authority as a person with whom Landlord or Tenant is prohibited from transacting business. “State” shall mean the State in which the Premises are located, as set forth in the Recitals hereof. “Sublease” or “Subleases” shall mean individually and collectively all subleases and occupancy, license and concession agreements under which a Subtenant uses or occupies or has the right to use or occupy the Premises or any portion thereof, now or in the future. “Subtenant” or “Subtenants” shall mean individually and collectively all subtenants, operators, licensees, concessionaires and other occupants of the Premises or portions thereof under Subleases. “Tenant Indemnified Party” shall mean Tenant, its Affiliates, and each of their respective partners, members, managers, officers, directors, invitees, employees and agents. 8 4312031 v7-078791002

“Term” shall mean the Initial Term as extended by each Renewal Term. “Termination Fee” shall have the meaning set forth in Section 27 hereof. “Termination Notice” shall have the meaning set forth in Section 27 hereof. “Termination Notice Period” shall have the meaning set forth in Section 27 hereof. “Third-Party Agreement” shall mean a Sublease, operating agreement or management agreement. “Third-Party Operators” shall mean third parties with whom Tenant may enter into agreements or subleases for certain areas of the Building or for the management or operation of the Business. “Town” shall mean the Town in which the Premises are located, as set forth in the Recitals hereof. 2. PURPOSE. Landlord hereby leases to Tenant, and Tenant hereby takes and accepts from Landlord, from and after the Lease Commencement Date, the Premises, together with a conveyance by Landlord to Tenant on the Lease Commencement Date of all FF&E, OS&E and other installations to be provided by Landlord as set forth in this Lease. 3. TERM AND DURATION; DELIVERY OF PREMISES. 3.1. Term. The Initial Term of this Lease shall commence on the Lease Commencement Date, and shall expire on the Scheduled Expiration Date, unless sooner terminated in accordance with this Lease or applicable law. 3.2. Delivery of Premises. Landlord shall deliver the Premises to Tenant on the Delivery Date in its “as-is” condition. 3.3. Operating Licenses. Tenant agrees that it will procure, or cause to be procured, without expense to Landlord, all applicable Operating Licenses necessary or desirable for the initial use and operation of the Business for the Permitted Use. Landlord shall cooperate with Tenant in connection therewith as necessary or appropriate, including but not limited to, execution of any required applications and forms and providing any such information reasonably required by any Governmental Authority in order to issue the Operating Licenses or transfer the existing operating licenses necessary or desirable for the initial use and operation of the Business for the Permitted Use, as more particularly described on Schedule 3.3 attached hereto. Following the Lease Commencement Date through the end of the Term, each of Landlord and Tenant shall cooperate with each other and work in good faith to maintain, renew and extend the Occupancy Permits and Operating Licenses as needed for the occupancy of the Premises and the use and operation of the Business for the Permitted Use, including but not limited to, execution of any required applications and forms and providing any such information reasonably required by any Governmental Authorities in connection therewith, provided that Tenant shall be responsible for maintaining the Operating Licenses at its cost. 9 4312031 v7-078791002

3.4. Occupancy Permits. Tenant agrees that it will procure, at Tenant’s sole cost or cause to be procured, without expense to Landlord, all applicable Occupancy Permits necessary or desirable for the occupancy of the Premises for the Permitted Use. Landlord shall cooperate with Tenant in connection therewith as necessary or appropriate, including but not limited to, execution of any required applications and forms and providing any such information reasonably required by any Governmental Authority in order to issue the Occupancy Permits or transfer the existing occupancy permits necessary or desirable for the initial use and operation of the Business for the Permitted Use, as more particularly described on Schedule 3.4 attached hereto. Following the Lease Commencement Date through the end of the Term, each of Landlord and Tenant shall cooperate with each other and work in good faith to maintain, renew and extend the Occupancy Permits as needed for the occupancy of the Premises for the Permitted Use, including but not limited to, execution of any required applications and forms and providing any such information reasonably required by any Governmental Authorities in connection therewith, provided that Landlord shall be responsible for maintaining the Occupancy Permits at its cost. 3.5. Option to Renew. Provided that Tenant is not in default beyond any applicable cure period at the time of Tenant’s exercise of the Renewal Option, Tenant may exercise the Renewal Option for a Renewal Term. Tenant shall provide to Landlord a written notice of the exercise of the Renewal Option at least nine (9) months prior to the expiration of the Initial Term of this Lease and each Renewal Term, as applicable, time being of the essence. If notification of the exercise of this Renewal Option is not so given, the Renewal Option granted hereunder shall automatically expire. Upon Tenant’s timely notice of the exercise of the Renewal Option for the Renewal Term, the Lease shall be extended for the applicable Renewal Term and the Fixed Rent applicable to the Premises for each Renewal Term shall be equal to Fixed Rent for the Renewal Term as shown in Section 4.1(a) below. All other terms and conditions of this Lease shall remain the same. 4. RENT. 4.1. Fixed Rent and Additional Rent. (a) The amount of Fixed Rent to be paid by Tenant to Landlord for the Initial Term of this Lease is as follows: (i) Tenant shall pay Fixed Rent for the first Lease Year in the amount of Forty-Six Thousand Forty-One and 67/100 Dollars ($46,041.67) per month, commencing on the Lease Commencement Date. (ii) Tenant shall pay Fixed Rent for the second Lease Year in the amount of Fifty Thousand Three Hundred Seventy-Five and 00/100 Dollars ($50,375.00) per month, commencing on the first day of the month immediately succeeding the first Lease Year. (iii) Tenant shall pay Fixed Rent for the third Lease Year in the amount of Fifty-Five Thousand Four Hundred Sixteen and 67/100 Dollars ($55,416.67) per month, commencing on the first day of the month immediately succeeding the second Lease Year. 10 4312031 v7 -07879 /002

(iv) Tenant shall pay Fixed Rent for each succeeding Lease Year after the third Lease Year through the remainder of the Initial Term and any Renewal Term in an amount equal to (A) the Fixed Rent payable during the immediately preceding Lease Year plus (B) such Fixed Rent multiplied by the CPI Increase for such succeeding Lease Year, commencing on the first day of the month immediately succeeding the prior Lease Year. (b) The Fixed Rent shall be payable in monthly installments, in advance, on the first day of each month; provided, however, that if the Lease Commencement Date occurs on a date other than the first day of the month, the Fixed Rent payable for such month shall be pro-rated based on the number of days in the month from and after the Lease Commencement Date, and such amount shall be paid on the Lease Commencement Date. (c) Notwithstanding anything to the contrary set forth in this Section 4.1, Fixed Rent shall be abated for three (3) full calendar months commencing on the first full calendar month after the Lease Commencement Date. (d) In addition to Fixed Rent, Tenant shall pay Additional Rent. 4.2. Conversion Contribution. Landlord shall pay the Conversion Contribution upon the Lease Commencement Date. Any failure by Landlord to pay the Conversion Contribution in accordance with this Section 4.2 shall be a default by Landlord under this Lease. The Conversion Contribution will be held in a non-interest bearing account by Tenant and applied as needed toward the Redevelopment and Opening Costs. 4.3. Net Lease. Except as otherwise provided in this Lease, this Lease shall be deemed and construed to be a “net lease”. Tenant shall pay, throughout the Term, all Fixed Rent and all Additional Rent to Landlord, free of any charges, assessments, impositions or deductions of any kind and without abatement or setoff whatsoever, in the manner set out above for the payment thereof, as the case may be. 4.4. Interest. If payment of any Fixed Rent, Additional Rent or other amount payable by either party to the other under this Lease shall become overdue after the applicable notice and cure period applicable to such payment pursuant to this Lease (or if no such due date is set forth in this Lease, then such due date for purposes of this Section 4.3 shall be deemed to be the date which is thirty (30) days after written demand therefor is made), then interest on the sums so overdue at an annual rate equal to the Interest Rate, from the expiration of the applicable notice and cure period to the date of actual payment, shall become due and payable to the payee on demand. 5. INTENTIONALLY DELETED 6. ASSIGNMENT OR SUBLEASE BY TENANT. 6.1. Assignments Generally Prohibited. Except as specifically provided to the contrary in this Lease, this Lease and the interest of tenant in this Lease (or any portion thereof) shall not be sold, assigned, mortgaged, encumbered or otherwise transferred or encumbered, 11 4312031 v7-078791002 directly or indirectly, whether by operation of law or otherwise, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided, however, that nothing contained herein shall be deemed to prohibit Tenant or any property manager on behalf of Tenant from entering into any Subleases, Room Occupancy Agreements or Third-Party Agreements connected directly with the Business. 6.2. Permitted Transfers. Notwithstanding anything to the contrary set forth herein (a) Tenant may assign or transfer this Lease, without the consent of Landlord to: (i) any Affiliate of Tenant, (ii) a Person who acquires all or substantially all of the business and assets of any direct or indirect parent company of Tenant, or (iii) a Person pursuant to a merger, consolidation or reorganization involving Tenant or any direct or indirect parent company of Tenant; provided that Tenant provides Landlord with written notice of such assignment or transfer, and (b) Tenant may freely Sublease the Premises or any portion thereof, provided said Sublease is connected directly with the Business. 6.3. Agreements with Managers or Operators. Tenant may enter into agreements or subleases for certain areas of the Building or for the management or operation of the Business by Third-Party Operators under a Third-Party Agreement without the prior written consent of Landlord, provided their direct connection with the Business. Tenant shall give notice to Landlord of any Third-Party Agreement for the operation or management of the Hotel. 6.4. Release of Tenant. In the case of a permitted assignment of this Lease, the Tenant shall be released from all liability under this Lease arising from and after the date of such assignment so long as the assignee assumes in writing Tenant’s obligations under this Lease, and any Guarantor of Tenant’s obligations under this Lease shall be released from its liability under its Guaranty. Except as otherwise specifically provided herein, and notwithstanding anything to the contrary in any Sublease or Third-Party Agreement, Tenant shall continue to be responsible to Landlord for all obligations of Tenant under this Lease. 7. TRANSFER BY LANDLORD. 7.1. Transfers by Landlord. Subject to Section 7.2, following the Lease Commencement Date, Landlord shall have the right to transfer any direct or indirect interest in Landlord or assign this Lease in connection with the sale or transfer of Landlord’s interest in the Land, without the prior consent of Tenant. In the event Landlord proposes to transfer a direct ownership interest in the Premises or to assign this Lease, in order for such transfer to be effective, such transferee or assignee must also agree to be bound by the terms of this Lease and must assume in writing all of the applicable obligations of Landlord under this Lease from and after the effective date of such transfer, and a copy of such agreement shall be provided to Tenant. 7.2. Right of First Offer. (a) If Landlord wishes to sell the Premises or a majority interest in Landlord (“Majority Interest”) to a bona fide third-party purchaser, Landlord shall first offer to sell the Premises or Majority Interest, as applicable, to Tenant (“ROFO Offer”) by giving Tenant written notice (a “ROFO Notice”) of such ROFO Offer. Such ROFO Notice shall contain the purchase price to be paid for the Premises or Majority Interest, as applicable, the closing date of the proposed sale and the other 12 4312031 v7-078791002 material terms of the proposed sale. If Tenant notifies Landlord that it does not elect to purchase the Premises or Majority Interest, as applicable, pursuant to the ROFO Notice, or fails to notify Landlord of its election, in either case within thirty (30) days following receipt of the ROFO Notice (the “Election Period”), Landlord may sell the Premises or Majority Interest, as applicable, to a third-party purchaser; provided, however, that Landlord shall not (i) sell the Premises or Majority Interest on terms which are not substantially and materially the same terms specified in the ROFO Notice (including, without limitation, for a price which is less than the price stated in the ROFO Notice), or (ii) consummate the sale of the Premises or Majority Interest, as applicable, to such third-party purchaser later than the date which is six (6) months after the date upon which Landlord delivered the ROFO Notice to Tenant without Landlord again complying with the terms of this Section 7.2. Notwithstanding anything to the contrary set forth in this Section 7.2, the ROFO Offer shall not apply to an assignment of Landlord’s interest to an Affiliate. (b) ROFO Election. If Tenant elects to purchase the Premises or Majority Interest, as applicable, in accordance with the terms set forth in the ROFO Notice by notice to Landlord given within the Election Period, then for a period of thirty (30) days after receipt by Landlord of such notice of Tenant’s election (the “ROFO Negotiation Period”), Landlord and Tenant shall negotiate in good faith the terms of a definitive purchase and sale agreement, consistent with the terms set forth in the ROFO Notice. If the parties agree to the terms of a definitive purchase and sale agreement within the ROFO Negotiation Period, such agreement shall be signed by the parties within the ROFO Negotiation Period and the Premises or Majority Interest, as applicable, shall be sold in accordance therewith. If the parties fail, after good faith efforts, to agree on the terms of a definitive purchase and sale agreement within the ROFO Negotiation Period, Landlord may sell the Premises or Majority Interest, as applicable, to a third-party purchaser; provided, however, that Landlord shall not (i) sell the Premises or Majority Interest, as applicable, on terms which are not substantially and materially the same terms specified in the ROFO Notice (including, without limitation, for a price which is less than the price stated in the ROFO Notice), or (ii) consummate the sale of the Premises or Majority Interest, as applicable, to such third-party purchaser later than the date which is six (6) months after the date upon which Landlord delivered the ROFO Notice to Tenant without Landlord again complying with the terms of this Section 7.2. Tenant’s right to exercise the ROFO Offer shall be conditioned on there being no Event of Default (as defined in Section 14.1) at the time Landlord delivers the ROFO Notice to Tenant. (c) Termination. If (i) Landlord and Tenant timely enter into a definitive purchase and sale agreement and Tenant fails to consummate the purchase and sale of the Premises or Majority Interest, as applicable, pursuant to the terms thereof (other than as a result of the Landlord’s material default), or (ii) Landlord sells the Premises or Majority Interest, as applicable, to a third-party purchaser pursuant to this Section 7.2, then Tenant’s right to exercise the ROFO Offer shall automatically terminate and become null and void, and this Lease otherwise shall continue in full force and effect. 13 4312031 v7-078791002

8. Intentionally Deleted. 9. OBLIGATION FOR MAINTENANCE, REPAIRS AND EXPENSES. During the Term, Tenant shall be responsible for the cost and performance of all maintenance, repairs and replacements of any kind whatsoever relating to all or any portion of the Premises which are necessary to carry out the operation of the Business, including without limitation the obligation to repair, replace and maintain in good condition and repair and as required by the Legal Requirements, the Building Shell and Core, Building Equipment, and the portions of any and all utility lines lying between the exterior of any of the Buildings and the outer boundaries of the Land; provided that, Landlord shall be responsible for any such obligations to the extent the need for such maintenance, repair or replacement arises from the negligence or willful misconduct of Landlord or its agents, contractors, employees or representatives. 10. ALTERATIONS; SIGNAGE AND OTHER INSTALLATIONS. 10.1 Alterations. Tenant shall have the right to make any Alterations, provided that: (a) Tenant shall not be permitted to partially or fully demolish any of the Buildings (other than non-structural demolition in connection with the making of Alterations) or make any Alterations that would affect the Building Shell and Core, subject to Section 10.1(f); (b) Each Alteration shall be made with reasonable diligence (subject to Force Majeure Events), in a good and workmanlike manner, and in material compliance with all permits and authorizations and all applicable Legal Requirements. No Alteration shall be undertaken until Tenant shall have procured from all Governmental Authorities all permits, consents, certificates and approvals for the proposed Alteration which are required to be obtained prior to the commencement of the proposed Alteration; (c) No Alteration shall impair the safety or structural integrity of the Building; (d) All Alterations shall be consistent with the Operating Standard; (e) The Premises shall be and remain free and clear of all liens arising out of or connected with the construction of any Alteration; and (f) Tenant shall obtain Landlord’s approval prior to the commencement of any Alteration that affects the Building Shell and Core or Building Equipment, which approval shall not be unreasonably withheld, conditioned or delayed, and shall furnish to Landlord plans and specifications for such Alteration, which shall be subject to Landlord’s approval, not be unreasonably withheld, conditioned or delayed, provided, however, that such submission of plans and specifications for Landlord’s approval shall not be required in the case of any such Alteration for which no Legal Requirements require such plans and specifications to be filed or submitted to the Town’s or County’s Building Department or other Governmental Authority. To the extent that Landlord’s approval is required hereunder, and Landlord has failed to give or withhold its approval within ten (10) days of written notice thereof from Tenant, Landlord’s approval shall be deemed given. Upon completion of any Alteration affecting the Building Shell and Core, Tenant shall 14 4312031 v7-07879/002 furnish to Landlord a complete set of the final plans for such Alteration, together with a temporary or final certificate of occupancy issued by the Town’s or County’s Building Department, as applicable, to the extent such Alterations required issuance of a certificate of occupancy. Notwithstanding anything to the contrary set forth in this Section 10.1, Landlord acknowledges that it has consented to the Alterations for the Redevelopment described on Schedule 10.1(f). 10.2 Signage. Tenant may place or permit to be placed or maintained on any exterior door, wall or window of the Premises any signs, billboards, advertising matter or other thing of any kind without Landlord’s consent, so long as Tenant complies with any applicable Legal Requirements. 10.3 Telecommunications and Energy Devices. Following the Lease Commencement Date, Tenant, its assignees and subtenants, contractors, agents, licensees, telecommunications and/or energy providers shall have the exclusive right to erect and maintain upon the Premises, including on the roof of any Building at the Premises, telecommunications and energy generation equipment and may also maintain equipment ancillary thereto anywhere on the Premises, including on the ground thereof without the consent of Landlord. Tenant shall be responsible for causing the maintenance and repair of the equipment, as well as any damage caused to the Building as a result of any such installations. 11. TAXES. 11.1. Tenant to Pay Impositions. Subject to the remainder of this Article, Tenant shall pay or cause to be paid during the Term, prior to delinquency, as an item of Additional Rent the Impositions applicable to the Premises. 11.2. Exclusion of Certain Taxes Imposed on Landlord. Nothing contained in this Article 11 shall require Tenant to pay (and Impositions shall not include) (a) municipal, state or federal income, inheritance, estate, succession, mortgage recording, capital levy, stamp, excess profit, revenue or gift taxes of Landlord, or any franchise tax imposed upon Landlord, (b) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises or the proceeds thereof, including, without limitation, any transfer tax, sales tax or excise tax on such sale, exchange or other disposition by Landlord, (c) any principal or interest on any indebtedness of Landlord, including without limitation any debt secured by a Mortgage encumbering the Premises owed to a Mortgagee, (d) any assessments assessed or levied prior to the Lease Commencement Date or after the Expiration Date, or (e) any rollback or other taxes that have previously been deferred based upon a change in use. Impositions shall also exclude any increases in Real Property Taxes arising directly out of a reassessment of the Premises triggered by the transfer of title to the Premises by Landlord, which increases shall be paid by Landlord. 15 4312031 v7-078791002

11.3. Apportionment of Impositions Against the Premises. Any Impositions imposed against the Premises, relating to a fiscal period of the imposing authority, a part of which period is included within the Term and a part of which is included in a period of time before or after the Term shall be apportioned between Landlord and Tenant as of the Lease Commencement Date or Expiration Date (as applicable) so that Tenant shall pay that portion of such Impositions which relates to the period of time on or after the Lease Commencement Date and occurring during the Term, and Landlord shall pay the remainder thereof. Each party shall pay its share of any such apportionment to the other, as applicable, within thirty (30) days after the demand of the paying party supported by the applicable bills or other documentation evidencing such Impositions. 11.4. Contest Proceedings of Real Property Taxes. (a) In the event of an increase in Real Property Taxes of more than three percent (3%) over the prior Lease Year, Tenant shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Real Property Taxes by appropriate proceedings diligently conducted in good faith, provided that: (i) Tenant pays such Real Property Taxes or the portion thereof required by applicable law to toll the obligation to make such payment, and (ii) Tenant shall have deposited with the applicable Governmental Authority or Landlord simultaneously with such contest, cash or other security in an aggregate amount equal to the amount so contested and unpaid, together with an amount reasonably sufficient to cover interest, penalties and charges that may accrue thereon, be assessed against or become a charge on, the Premises or any part thereof in (or during the pendency of) such proceedings consistent with customary practice. (b) Upon the termination of such proceedings, it shall be the obligation of Tenant to pay the amount of such Real Property Taxes or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, and upon such payment, in the event funds were deposited with Landlord, Landlord shall return, with any interest accrued thereon, such amounts deposited with it in respect of such Real Property Taxes as aforesaid; provided, however, that Landlord, if requested by Tenant, shall disburse said monies on deposit with it directly to the imposing authority to whom such Imposition is payable. 11.5. Landlord’s Obligation to Cooperate in Contest Proceedings. Landlord shall reasonably cooperate with Tenant in connection with any contest of Real Property Taxes conducted in accordance with Section 11.4 as necessary or appropriate, including, but not limited to, execution of any required applications and forms, joining in and otherwise cooperating in such proceedings or permitting the same to be brought in Landlord’s name (if required in order to bring such proceeding), and providing any other information required in connection with the proceedings referred to in Section 11.4, but Landlord shall not be liable for the payment of any costs or expenses in connection with any such proceedings. Tenant shall be entitled to any and all refunds resulting from any contest of Real Property Taxes conducted by Tenant. 12. INSURANCE. 16 4312031 v7-07879/002

12.1. Property Insurance Requirements. From and after the actual Lease Commencement Date until the end of the Term, Tenant, at its sole cost and expense, shall provide (or cause to be provided) and keep in full force and effect: (a) insurance against loss or damage by fire and other casualty to the Premises under the special form insurance policy approved by the Insurance Commission of the State, including coverage for water damage (including backup of sewers and drains), and general boiler and machinery insurance (if applicable), in an amount equal to one hundred percent (100%) of the replacement value of the Building (excluding the value of the Land and cost of excavation, foundations and footings) with co-insurance value of not less than eighty percent (80%), to the extent available at commercially reasonable rates and with such commercially reasonable deductible(s) as may be determined by Tenant in its reasonable discretion; (b) commercial general liability insurance, on occurrence form, with a minimum combined single limit of liability of at least One Million and No/100 Dollars ($1,000,000.00) and a general aggregate limit of at least Two Million and No/lOU Dollars ($2,000,000.00), which policy shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, occurring during the policy term; (c) workers’ compensation insurance, if required, pursuant to any applicable Legal Requirements and subject to the statutory limits of the State; (d) “all risk” property insurance covering the FF&E, OS&E and any other of Tenant’s machinery, goods, wares, merchandise, and improvements/betterments for the full replacement value thereof to the extent available at commercially reasonable rates and with such commercially reasonable deductible(s) as may be determined by Tenant in its reasonable discretion. 12.2. Additional Insurance Requirements. All policies shall be written by insurance companies licensed to do business in the State, unless Landlord, at its own discretion, makes an exception for companies that are otherwise permitted but not licensed to do business in the State. (a) Each party shall observe and comply with all requirements of this Article with respect to insurance policies to be carried by such party under this Lease. Upon failure, at any time, on the part of Tenant or Landlord to provide insurance as required herein, Landlord or Tenant, as applicable, shall have the right to procure same on the terms and subject to the conditions set forth in Article 18.5. (b) Appropriate certificates evidencing the insurance coverage required herein (together with copies of such policies to the extent obtainable by Tenant or Landlord) shall be delivered to Tenant or Landlord at least ten (10) days prior to the Lease Commencement Date or Lease Commencement Date, as applicable, or when available, and, thereafter, certificates evidencing renewals or replacements thereof (and any changes to the policies) shall be delivered to Tenant or Landlord, as applicable, at least twenty (20) days prior to the expiration of any policy, or when available. Insurance afforded thereunder shall not be canceled, nonrenewed, or coverage thereunder reduced except upon thirty (30) days’ prior written notice to Landlord or Tenant, as 17 4312031 v7 -07879 /002 applicable. Landlord and Mortgagee shall be listed as an additional insureds as to Tenant’s liability insurance coverage and Tenant shall be listed as an additional insured as to Landlord’s liability insurance coverage from and after the Lease Commencement Date. The insurance to be maintained by Tenant shall be primary insurance notwithstanding any other insurance maintained by Landlord. The insurance required hereunder may be provided through a blanket or master policy, provided that the coverage afforded shall not be reduced by reason of the use of such blanket or master policy and the requirements set forth herein are satisfied. (c) If any policy of insurance insuring against loss, damage or destruction by fire or other casualty does not automatically provide a waiver of subrogation, such policy shall include a waiver of the insurer’s right of subrogation against Landlord or Tenant, as the case may be, in connection with any loss or damage covered by any such policy or permission to release third parties from liability resulting from such casualties. Neither Landlord nor Tenant, nor any of their respective agents, employees, or guests shall be liable to others for loss or damage caused by any risk which would be covered by the insurance carried pursuant to this Article 12, and each party waives any and all rights it may have to recover from or against the other party for any such loss or damage. 13. DAMAGE AND REPAIR; CONDEMNATION. 13.1. Notice to Landlord. Tenant shall notify Landlord promptly if any material portion of the Premises is damaged or destroyed in whole or in part in a Casualty Event. Tenant shall also notify Landlord whether Tenant elects, in its sole discretion, to perform the Casualty Restoration (as defined below) or requires that Landlord perform same. 13.2. Casualty Restoration. If all or any portion of the Premises is damaged or destroyed by a Casualty Event then, subject to the receipt of proceeds of insurance and provided that this Lease is not otherwise terminated by reason of the Casualty Event, the Restoring Party shall repair the damage and restore and rebuild the Premises (including all FF&E and OS&E) to the condition that existed immediately prior to the Casualty Event, subject to such changes as shall be necessitated by, and limitations required by, the Legal Requirements. The Restoring Party shall commence the Casualty Restoration as soon as reasonably practicable following the Casualty Event and pursue such work to completion with commercially reasonable diligence, subject to Force Majeure Events. To the extent the Restoring Party is Tenant, Tenant may, as part of the Casualty Restoration, make any other Alterations to the Premises desired by Tenant, and the Casualty Restoration and any such additional Alterations shall be reasonably approved by Landlord, but only if and to the extent such approval is required pursuant to Article 10 hereof. To the extent the Restoring Party is Landlord, Landlord shall use its good faith efforts to effect such repair or restoration in such manner as to not unreasonably interfere with use and occupancy by Tenant and its patrons of the portion of the Premises not affected by the Casualty Event. Prior to the commencement of the Casualty Restoration, Landlord shall furnish Tenant with certificates of insurance evidencing liability and worker’s compensation insurance coverage to be procured and maintained by Landlord in commercially reasonable amounts and forms and from responsible carriers, insuring Tenant, in the case of liability insurance, as an additional insured. 18 4312031 v7-078791002

(a) Estimate of Casualty Restoration. Prior to the commencement of the Casualty Restoration (whether performed by Landlord or Tenant), Tenant shall furnish Landlord with a description prepared by an architect selected by Tenant of (i) the Casualty Restoration, (ii) an estimate of the cost to restore the Premises to the condition existed immediately prior to the Casualty Event and (iii) Estimated Completion Date. (b) Adjustment of Claims. All adjustments for claims with the insurers shall be made with Tenant only. Tenant and Landlord shall cooperate with the collection of any insurance proceeds that may be due in the event of loss and Tenant and Landlord shall execute and deliver such proofs of loss and other instruments which may be reasonably required of Tenant and Landlord, respectively, for the purpose of obtaining the recovery of insurance proceeds. (c) Payment of Insurance Proceeds. All proceeds payable under policies of insurance providing property coverage for Casualty Event shall be paid to the Restoring Party to be disbursed and applied for purposes of Casualty Restoration, subject to and in accordance with the provisions of this Section 13.2. (d) Rent Abatement. To the extent that any portion of the Premises are rendered untenantable as a result of a Casualty Event, then Fixed Rent and Additional Rent shall be abated equitably and proportionately as to the portion of the Premises which are rendered untenantable. 13.3. Termination Right. Notwithstanding anything to the contrary herein, if (a) the insurance proceeds payable are insufficient to pay for the entire cost of the Casualty Restoration and neither Tenant nor Landlord elects to pay such deficiency within sixty (60) days following determination thereof, (b) if Landlord is the Restoring Party, and Landlord fails to complete the Casualty Restoration within three (3) months after the Estimated Completion Date, (c) the Building shall be totally damaged or destroyed by a Casualty Event which is a result of a risk that is not covered by Tenant’s or Landlord’s insurance policy, or (e) the estimated cost of the Casualty Restoration exceeds fifty percent (50%) (or ten percent (10%) during the last five (5) years of the Term) of the full insurable value of the Buildings immediately prior to the Casualty Event then, in any such case, Tenant shall have the option of canceling and terminating this Lease by written notice given to Landlord, in which event, this Lease shall terminate on the date selected by Tenant. If Tenant elects to terminate this Lease in accordance with this Section, then (i) neither Tenant nor Landlord shall be required to restore, rebuild or repair the Premises, (ii) all property insurance proceeds for the Casualty Event from insurance maintained by Tenant hereunder shall be payable to Landlord, (free of any obligation whatsoever under this Lease), excluding proceeds for Tenant’s Personal Property, which Tenant shall be entitled to retain, and (iii) the Fixed Rent and Additional Rent shall be apportioned as of the date of the termination of this Lease and all obligations of Tenant (including the payment of rent) under this Lease shall cease as of the date of such termination. 19 4312031 v7-078791002

13.4. Condemnation. (a) Total Condemnation. If the whole of the Premises shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall forthwith terminate as of the date of vesting of title in such taking (which date is hereinafter also referred to as the “date of the taking”), and the rents shall be prorated and adjusted as of such date. (b) Partial Condemnation. Except as hereafter expressly set forth, if only a part of the Premises shall be so taken, this Lease shall be unaffected by such taking, except that Tenant may elect to terminate this Lease in the event access to and from the Premises or parking for the Premises is materially impeded or in the event of a partial taking of the Premises if the remaining area of the Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business, as reasonably determined by Tenant. Tenant shall give notice of such election to Landlord not later than thirty (30) days after (i) notice of such taking is given by Landlord to Tenant or Tenant to Landlord, or (ii) the date of such taking, whichever occurs sooner. Upon the giving of such notice by Tenant, this Lease shall terminate on the date of such taking and the Fixed Rent and Additional Rent shall be prorated as of such termination date. If this Lease is not terminated as a result of the partial taking, then Fixed Rent and Additional Rent shall be abated equitably and proportionately as to the portion of the Premises so taken. (c) Proceeds of Condemnation. Landlord shall be entitled to receive the award in any proceeding with respect to any taking provided for in this Section without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award, except as hereinafter expressly provided herein. Tenant may make a claim with the condemning authority (and shall be entitled to the award) for Tenant’s business relocation damages, Personal Property, FF&E that is owned by Tenant, any Alterations made by Tenant hereunder and any other award customary for tenants under similar leases. Each party shall seek its own award, at its own expense, unless governing law permits only one action for such award, in which case the parties shall work together in good faith in the pursuit of such award that each is entitled to hereunder before the condemning authority. (d) Temporary Taking. If the temporary use or occupancy of all or any part of the Premises shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use or purpose during the Term of this Lease, Tenant shall be entitled to the entire award for such taking, except as hereinafter provided. This Lease shall be and remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay in full the Fixed Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period prior to the Expiration Date and Landlord shall receive so much thereof as represents the period subsequent to the Expiration Date. (e) Restoration by Landlord. In the event of any taking of less than the whole of the Premises which does not result in a termination of this Lease, Landlord, at its expense, to the extent feasible shall proceed with reasonable diligence to repair, alter and restore (i) the 20 4312031 v7-078791002 remaining parts of the Premises to substantially a building standard condition to the extent that the same may be feasible and so as to constitute a complete and tenantable Building or (ii) the Premises to substantially the condition existing prior to the taking. 14. EVENTS OF DEFAULT AND REMEDIES. 14.1. Event of Default. Each of the following events shall be an “Event of Default” hereunder: (a) if Tenant shall fail to pay any installment of Fixed Rent within ten (10) days after Tenant’s receipt of Landlord’s written notice thereof to Tenant; (b) if Tenant shall fail to make any other payment of Additional Rent (other than Fixed Rent) required to be paid by Tenant hereunder within fifteen (15) days after notice thereof from Landlord to Tenant; (c) if Tenant shall fail to observe or perform one or more of the terms, conditions, covenants or agreements of this Lease (other than the payment of Fixed Rent and Additional Rent or other matters that constitute an Event of Default under this Section 14.1) and such failure shall not be cured by Tenant within thirty (30) days after written notice thereof by Landlord to Tenant specifying such failure (unless such failure requires work or acts to be done or conditions to be removed which cannot be performed, done or removed, as the case may be, within such thirty (30) day period, in which case no Event of Default shall be deemed to exist as long as Tenant shall have commenced curing the same within such thirty (30) day period and shall continuously prosecute the same to completion with reasonable diligence); (d) if Tenant shall become insolvent within the meaning of the United States Bankruptcy Code; (e) if Tenant shall make an assignment for the benefit of creditors; (f) if Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under current or any future federal bankruptcy act or any other current or future applicable federal, state or other statute of law, or if Tenant shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises or any interest of Tenant therein; (g) if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the current or any future federal bankruptcy act or any other current or future applicable federal, state or other statute of law, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises or any interest of Tenant therein has been appointed by reason of Tenant’s insolvency or inability to pay its bills, such appointment shall not 21 4312031 v7-078791002 have been vacated or stayed on appeal or otherwise or if, within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated; and (h) if a levy under execution or attachment shall be made against Tenant or its leasehold interest in this Lease or any part thereof and such execution or attachment shall not be vacated or removed by court order or bonding, or shall not otherwise be secured so as to preclude such levy or attachment, in either case, within a period of ninety (90) days. 14.2. Choice of Remedies. If an Event of Default exists, Landlord may elect to terminate this Lease upon notice as provided in Section 14.3 below, to proceed by judicial proceedings, either at law or in equity, or to enforce the performance or observance by Tenant of the applicable provisions of this Lease, provided that, in all instances (whether or not Landlord terminates this Lease), Landlord shall not be entitled to accelerate Fixed Rent or Additional Rent. 14.3. Termination of Lease. If, as provided in Section 14.2 above, Landlord elects to terminate this Lease, Landlord shall give written notice to Tenant stating that this Lease shall terminate on the date specified in such notice, which date shall not be less than thirty (30) days after the giving of such notice, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date specified in the notice given pursuant to this Section 14.3 were the date herein definitely fixed for the expiration of the Term, and Tenant immediately shall quit and surrender the Premises and the provisions of Article 26 shall apply, and Tenant’s obligations under this Lease (including without limitation obligations for the payment of Fixed Rent and Additional Rent) shall terminate and end as of the date of such termination. 14.4 Termination of Lease for Employee Matters. Landlord shall not enter into any union contracts that would impose any obligations on the Business, including but not limited to collective bargaining agreements or Organizing Agreements; and Landlord warrants and represents as of the date hereof that no such agreements are currently in place. Should Landlord, agree to an Organizing Agreement at another property that imposes obligations on the Business or Premises after the date hereof, Landlord shall be in default of this Lease, and Tenant shall have the right to immediately terminate this Agreement notwithstanding any notice obligations provided for herein. If Labor Organizing Activity occurs among the Tenant’s employees, the Landlord shall have the right to terminate this Lease. If Landlord concludes that Labor Organizing Activity has occurred, Landlord shall first give written notice of the same to Tenant. If Tenant concurs with Landlord’s conclusion that Labor Organizing Activity has occurred, Landlord shall be entitled to terminate this Lease on the date specified in writing by Landlord, which date may be less than thirty (30) days after the giving of such notice. If Tenant does not concur that Labor Organizing Activity has occurred and Landlord elects to terminate this Lease, then Landlord shall provide no less than thirty (30) days’ notice of such termination. If this Lease is terminated pursuant to this Section 14.4, then this Lease and the Term and all rights of Landlord and Tenant under this Lease shall expire and terminate as of the date specified in the notice given pursuant to this Section 14.4, and Tenant shall quit and surrender the Premises on the date indicated by Landlord, and Tenant’s obligations under this Lease (including without limitation obligations for the payment of Fixed Rent and Additional Rent) shall terminate and end as of the date of such termination. 22 4312031 v7-078791002

14.5. Non-Waiver. No termination of this Lease pursuant to Section 14.3 hereof shall relieve Tenant of its liabilities and obligations hereunder, through the date of termination, all of which shall survive such termination, except as otherwise expressly provided herein. 14.6. Waiver of Jury Trial. LANDLORD AND TENANT WAIVE AND SHALL WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE. 14.7. Strict Performance. No failure by either party to insist upon the strict performance by the other party of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no payment or acceptance of full or partial payment during the continuance of any breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. 14.8. Right to Enjoin Defaults or Threatened Defaults. In the event of any breach or threatened breach by a party of any of the covenants, agreements, terms or conditions contained in this Lease, the other party shall be entitled to seek an injunction against such breach or threatened breach and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute, except as otherwise provided herein. 14.9. Remedies Cumulative. Each right and remedy of a party provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by one party of any of one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by such party of any or all other rights provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, provided that Landlord shall not be entitled to accelerate Fixed Rent or Additional Rent under any circumstances. In the event that this Lease or Tenant’s right of possession (but not this Lease) is terminated due to an Event of Default by Tenant hereunder, Landlord shall use commercially reasonable efforts to Lease the Premises and mitigate its damages resulting from such Event of Default. 14.10. Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, if Landlord fails to perform or observe any of the terms, covenants or conditions contained in this Lease on its part to be performed or observed within thirty (30) days (or such other time period as may be specified elsewhere in the Lease) after written notice of default from Tenant or, when more than thirty (30) days shall be required because of the nature of the default, if Landlord shall fail to proceed diligently to cure such default after written notice thereof from 23 4312031 v7-07879/002

Tenant, said failure shall constitute a default by Landlord under this Lease, and Tenant shall have the right to terminate this Lease and pursue any and all equitable and legal remedies against Landlord under applicable Law. 15. OPERATION AND BRANDING OF THE HOTEL. Tenant shall operate the Hotel under the Brand and consistent with the Operating Standard. Notwithstanding the foregoing, Tenant may elect from time to time to operate the Hotel under another name and consistent with another brand standard selected by Tenant. In such event the term “Brand” and the term “Operating Standard” shall refer to such name and operating standard selected by Tenant. 16. NOTICES. Notices under this Lease, shall be made in writing and delivered personally to the appropriate office against signed receipt, or by recognized overnight courier (such as Federal Express) against signed receipt, or by prepaid U.S. certified mail, or by electronic mail (so long as a copy is also sent by one of the other means for notice hereunder), and shall be deemed received on the date of delivery (or refusal, if sent in accordance with the delivery instructions provided herein), except that mailed notices shall be deemed effective upon deposit with the U.S. Postal Service, but shall be deemed received upon the earlier of actual receipt or two days after mailing. Notices shall be deemed effective if given by counsel to either party on behalf of such party. Any notice shall be addressed to the parties at their respective addresses set forth below: If to Landlord: Seranila Investments Corp Calle 54 Este, Obarrio Torre Twist, Ofc 31-B Panama City, Panama Attention: Joe Faskha E-mail Address: ifaskha@gmail.com If to Tenant: do Selina Operations US Corp. 437 SW 2’ Street Miami, FL 33130 Attn: Paulo Pena, Chief Operating Officer paulo @ selina.com With a copy to: do Selina Operations US Corp. 437 sw 2 Street Miami, FL 33130 Attn: Kary Torres, Legal Director karyt@selina.com The parties may from time to time designate substitute addresses (or email addresses) or persons where and to whom such notices are to be mailed or delivered but such substitutions shall not be effective until actual receipt of written notification by the addressee. 24 4312031 v7-07879/002

17. DISCHARGE OF LIENS. Except as expressly set forth herein, nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any specific Alteration to, or repair of, the Premises or any part thereof. In the event that any mechanic’s liens shall be filed against the Premises for any labor or the furnishing of any materials for any specific Alteration to, or repair of, the Premises or any part thereof, by or at the request of Tenant, subject to Tenant’s right to contest such lien as provided herein, Tenant shall, no later than ninety (90) days after obtaining notice thereof, either (a) procure the release or discharge of such lien either by payment or in such other manner as may be prescribed by law, or (b) transfer such lien to bond. Tenant shall have the right to contest any such lien by appropriate proceedings which shall prevent the collection of or other realization upon such lien so contested, and the sale, forfeiture or loss of the Premises to satisfy the same. Landlord shall, on or before the Lease Commencement Date, discharge any mechanic’s liens filed against the Premises for any labor or the furnishing of any materials to the Premises or any part thereof, unless caused by Tenant. 18. REPRESENTATIONS AND COVENANTS. 18.1. Landlord Representations. Landlord hereby represents and warrants to Tenant, as of the Lease Commencement Date: (a) Landlord is duly organized, validly existing and in good standing in the state of its creation, and is qualified to do business in the state in which the Land is located; (b) Landlord has taken all steps necessary to be authorized to enter into this Lease and to perform its obligations hereunder (subject to any required permits for performance of construction required hereunder); (c) this Lease has been duly executed by Landlord, and, assuming the execution and delivery by Tenant of this Lease and that this Lease is binding on Tenant, constitutes a legal and binding obligation of Landlord, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws relating to or affecting creditors’ rights; (d) the execution and delivery of this Lease by Landlord does not violate any Agreement to which Landlord is a party or otherwise obligated; and (e) Neither Landlord, nor, to Landlord’s knowledge, any of its direct or indirect owners, nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “Specially Designated National or Blocked Person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, (iii) a person otherwise identified by a government or legal authority as a person with whom Landlord or Tenant is prohibited from transacting business, (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government, or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Landlord agrees that it will notify Tenant in writing 25 4312031 v7-07879/002 immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 18.1(e) incorrect. 18.2. Tenant’s Representations. Tenant hereby represents and warrants to Landlord, as of the Lease Commencement Date: (a) Tenant is duly organized, validly existing and in good standing in the state of its creation, and is qualified to do business in the state in which the Land is located; (b) Tenant has taken all steps necessary to be authorized to enter into this Lease and the related agreements referenced herein and to perform its obligations hereunder; (c) this Lease has been duly executed by Tenant, and, assuming the execution and delivery by Landlord of this Lease and that this Lease is binding on Landlord, constitutes a legal and binding obligation of Tenant, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws relating to or affecting creditors’ rights; (d) the execution and delivery of this Lease by Tenant does not violate any agreement to which Tenant is a party or otherwise obligated; and (e) Neither Tenant, nor, to Tenant’s knowledge, any of its direct or indirect owners, is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “Specially Designated National or Blocked Person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iii) a person otherwise identified by a government or legal authority as a person with whom Landlord or Tenant is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Tenant agrees that it will notify Landlord in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 18.2(e) incorrect. 18.3. Tenant’s Covenants, Tenant covenants and agrees that during the Term: (a) Tenant shall provide to Landlord upon Tenant’s receipt, a copy of any notice in writing received from any Governmental Authority or Mortgagee of the Premises advising of any defects in the construction, state of repair or state of completion of any of the Buildings, or ordering or directing that any alteration, repair, improvement or other work be done, or relating to non-compliance with any building permit or Legal Requirements, or relating to any threatened or impending condemnation or taking of property, or relating to any notice of non compliance, control order, stop order, or any other order or decree made by any Governmental Authority with respect to any environmental issue or under any environmental protection legislation. (b) Tenant shall promptly provide Landlord with written notice of any action, suit or proceeding of which Tenant may become aware which is pending or, to the knowledge of Tenant, threatened at law or at equity or before or by any Governmental Authority 26 4312031 v7-078791002

which is reasonably likely to have a material adverse effect on the Premises, the operation of the Business or this Lease. 18.4. Landlord’s Covenants. Landlord covenants and agrees that after the Lease Commencement Date and during the Term: (a) Landlord shall provide to Tenant, upon receipt, a copy of any notice in writing received from any Governmental Authority or Mortgagee advising of any defects in the construction, state of repair or state of completion of any of the Buildings, or ordering or directing that any alteration, repair, improvement or other work be done, or relating to non-compliance with any building permit or Legal Requirements, or relating to any threatened or impending condemnation or taking of property, or relating to any notice of non-compliance, control order, stop order, or any other order or decree made by any governmental authority with respect to any environmental issue or under any environmental protection legislation. (b) Landlord shall promptly provide Tenant with written notice of any action, suit or proceeding of which Landlord may become aware which is pending or, to the knowledge of Landlord, threatened in writing at law or at equity or before or by any Governmental Authority which is reasonably likely to have a material adverse effect on the Premises, the operation of the Business, or this Lease. 18.5. Right To Perform Covenants. (a) Performing Party’s Right to Perform Non-Performing Party’s Covenants. If, at any time during the Term, an existing party shall fail to keep, observe or perform any of the covenants and agreements required to be performed by such party in accordance with this Lease (the “Non-Performing Party”), then, at any time after furnishing fifteen (15) days’ prior notice to the Non-Performing Party of such failure or breach (or immediately following the Non-Performing Party’s failure to perform such acts in the event of an Emergency), the Performing Party, without waiving or releasing the Non-Performing Party from any obligation of the Non- Performing Party contained in this Lease or waiving or releasing any rights of the Performing Party under this Lease, at law or in equity (including without limitation rights to specific performance and injunctive relief), may (but shall be under no obligation to) perform any such act on the Non- Performing Party’s part required to be made or performed as provided in this Lease; provided, however, if such failure or breach by the Non-Performing Party cannot reasonably be cured within fifteen (15) days, then the Performing Party may not perform such act on the Non-Performing Party’s behalf as long as the Non-Performing Party has, in good faith, commenced curing such failure or breach and is prosecuting such cure with commercially reasonable diligence and continuity. (b) Reimbursement of Costs Paid by the Performing Party. All sums paid by the Performing Party and all costs and expenses incurred by the Performing Party in connection with the performance of any obligation shall be paid by the Non-Performing Party to the Performing Party within ten (10) days after written demand therefor, together with interest thereon at the Interest Rate accruing from and after the expiration of such ten (10) day period until the date of actual repayment to the Performing Party. Any payment or performance by the Performing Party pursuant to the foregoing provisions of this Article 18 shall not be nor be 27 4312031 v7-07879/002 deemed to be a waiver or release of the breach or default of the Non-Performing Party on account of such breach by the Non-Performing Party. If the Non-Performing Party fails to pay or reimburse the Performing Party for any such costs and expenses paid by the Performing Party pursuant to this Section 18.5(b) in connection with the performance of any such obligation, then the Performing Party may, without waiving any other rights or collection remedies, thereafter setoff the amounts owing hereunder against future payments of Fixed Rent due to the Non-Performing Party. 18.6. Survival. The provisions of this Article 18 shall survive the Expiration Date with respect to any liability, suit, obligation, fine, damage, penalty, claim, cost, charge or expense arising out of or in connection with any matter which is the subject of indemnification under this Article 18. 19. INDEMNIFICATION. 19.1. Tenant’s Indemnification Obligation. Subject to Section 12.3(c), Tenant shall defend, indemnify and save a Landlord Indemnified Part harmless from and against any and all liabilities, suits, obligations, fines, damages (excluding incidental, consequential, punitive or special damages), penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees, court costs and disbursements, which may be imposed upon or incurred by or asserted against any Landlord Indemnified Party as a result of a claim by any third party by reason of the negligence or willful misconduct of Tenant or a Tenant Indemnified Party. 19.2. Landlord’s Indemnification Obligation. Subject to Section 12.3(c), Landlord shall defend, indemnify and save a Tenant Indemnified Party harmless from and against any and all liabilities, suits, obligations, fines, damages (excluding incidental, consequential, punitive or special damages), penalties, claims, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees, court costs and disbursements, which may be imposed upon or incurred by or asserted against any Tenant Indemnified Party as a result of a claim by any third party by reason of the negligence or willful misconduct of Landlord or a Landlord Indemnified Party. 19.3. Contractual Liability. Except as expressly provided in this Lease (including without limitation Section 12.3(c)), the obligations of Tenant or Landlord under this Article 19 shall not be affected in any way by the presence or absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part under insurance policies affecting either party hereto or the Premises or any part thereof. 28 4312031 v7-078791002

19.4. Defense of Claims, Etc. If any claim, action or proceeding is made or brought against any Indemnified Party against which it is indemnified pursuant to this Article 19 or Article 25 hereof, then, upon demand by such Indemnified Party, Landlord or Tenant, as applicable, as the Indemnifying Party shall resist or defend such claim, action or proceedings in Landlord’s, Tenant’s or the Indemnified Party’s name, if necessary, by the attorney(s) for the insurance carrier (if such claim, action or proceeding is covered by insurance), or otherwise by such attorney(s) as the Indemnifying Party shall select and the Indemnified Party shall approve, which approval shall not be unreasonably withheld. The foregoing notwithstanding, in the case of (a) a conflict of interest by said attorney(s) in representing both Landlord and Tenant, (b) the existence of adverse interests between Landlord and Tenant, and (c) said attorney(s) not being satisfactory to the Indemnified Party or not defending the Indemnified Party in a satisfactory manner, each as determined by the Indemnified Party in good faith, the Indemnified Party shall have the right to engage its own attorney(s) to defend it or to assist in its defense without affecting or otherwise impairing the indemnities provided for hereunder and the Indemnifying Party shall pay the reasonable fees and disbursements of such attorney(s). 20. LANDLORD’S RIGHT OF ENTRY. During the Term, Tenant shall permit Landlord and Landlord’s agents or representatives to enter the Premises at all reasonable times, during normal working hours and upon reasonable prior written notice, except in an Emergency, for the purpose of (a) inspecting the Premises; (b) performing Landlord’s obligations or enforcing Landlord’s rights hereunder; (c) determining whether or not Tenant is in compliance with its obligations hereunder; and (d) showing the Premises to prospective purchasers or Mortgagees (and any prospective Tenants during the last two (2) years of the Term); provided, however, that Landlord shall coordinate such access with Tenant, Landlord shall minimize any interference with Tenant’s operation of the Business in accordance with the Operating Standards, to the fullest extent practicable, and Tenant shall be entitled to have a representative present during such access. 21. PERMITTED USE; NO UNLAWFUL OCCUPANCY. 21.1. Permitted Use. Subject to the provisions of law and the provisions of this Lease, Tenant shall be permitted to use and occupy the Premises for Permitted Use. Any alternative or additional uses of the Premises proposed or contemplated by Tenant are subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. 21.2. Prohibited Uses. Tenant shall not use or occupy the Premises or any part thereof, or permit or suffer the Premises or any part thereof to be used or occupied for any unlawful business, use or purpose, or for any dangerous or noxious trade or business or for any purpose or in any way in violation of the certificates of occupancy for the Premises in effect from time to time during the Term or in violation of any Legal Requirement or for any use of occupancy of the Premises which may make void or voidable any insurance then in force on the Premises, or for any use that contradicts the Operating Standard. Subject to Tenant’s right to contest in Section 24.2 Tenant shall take, promptly upon the discovery of any such prohibited use, all necessary steps, legal, equitable and otherwise, to compel the discontinuance of such use, and Tenant shall exercise all of its rights and remedies against any Subtenants guilty of such use. 29 4312031 v7-078791002

22. SUBORDINATION OF LEASE. 22.1. Landlord’s Interest. Landlord’s interest in this Lease shall not be subject or subordinate to any liens or encumbrances created by Tenant and encumbering Tenant’s interest in this Lease. 22.2. Mortgage. Subject to the provisions of this Article 22, Landlord shall have the right, from time to time and at any time, to grant one or more Mortgages of its interest in the Premises to any one or more lenders (each such lender or any Mortgagee). This Lease and Tenant’s leasehold interest in this Lease, as the same may be modified, amended, renewed, or replaced shall be subject or subordinate to any Mortgage now or anytime hereafter existing, provided that such subordination as to any Mortgage arising after the date of this Lease shall be subject to Tenant’s receipt of an SNDA (hereinafter defined) from such Mortgagee. Subject to the terms of such SNDA, if any Mortgagee, or any of its successors or assigns, or any other person claiming by or through any such Mortgagee or by or through any foreclosure proceeding pursuant to any such Mortgage, shall succeed to the rights of Landlord under this Lease, Tenant shall attorn to and recognize such successor as Tenant’s landlord under this Lease. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between Tenant and such successor landlord, upon and subject to all of the then executory terms, covenants and conditions of this Lease. 22.3. Non-Merger. If the estate of Landlord and the estate of Tenant in the Premises shall ever be held by the same person, the estate created by and pursuant to this Lease shall not be merged with any superior estate or other interest in the Premises. 22.4. SNDA. Landlord shall cause its Mortgagee to execute and deliver to Tenant a SNDA. The subjection and subordination of this Lease and Tenant’s leasehold interest hereunder, as the same may be modified, amended, renewed or replaced, to any Mortgagee above shall be conditioned upon Tenant’s receipt of an SNDA from such Mortgagee. 23. LANDLORD’S WAIVER OF LIEN. Tenant may finance Tenant’s Personal Property at any time and from time to time during the Term and upon request of Tenant, Landlord shall execute and deliver to any lender a waiver in the form as may be reasonably acceptable to each of Tenant, Tenant’s lender and Landlord. Notwithstanding anything contained herein to the contrary, Landlord hereby waives any statutory liens and any rights of distress with respect to Tenant’s Personal Property. This Lease does not grant a contractual lien or any other security interest to Landlord or in favor of Landlord with respect to Tenant’s Personal Property. 24. REQUIREMENTS OF PUBLIC AUTHORITIES. 24.1. Compliance with Requirements. Subject to Landlord’s obligations hereunder, during the Term, Tenant shall promptly comply with any and all Legal Requirements affecting the Premises, except to the extent such compliance requires any changes or additions in or to the Building Shell and Core of the Premises that are the responsibility of Landlord hereunder (which shall be performed by Landlord in accordance with applicable Legal Requirements) or non compliance results from Landlord’s construction under Article 5 or the Work Letter Agreement. 30 4312031 v7-07879/002

24.2. Contest of Requirements. Tenant shall have the right to contest the validity of any Legal Requirement or the application thereof. During such contest, compliance with any such contested Legal Requirement may be deferred by Tenant. Any such proceedings instituted by Tenant shall begin as soon as is reasonably possible after the issuance of any such contested Legal Requirements and shall be diligently prosecuted to final adjudication no later than one hundred eighty (180) days after such issuance or such longer period as may be permitted under the applicable Legal Requirements. Tenant shall promptly comply with any such Legal Requirements. 25. HAZARDOUS MATERIALS, ETC. 25.1. Hazardous Materials. Tenant covenants that during the Term, Tenant shall (a) at its own cost and expense comply with all Environmental Laws; and (b) not generate, manufacture, process, treat, store, use, reuse, refine, recycle, reclaim, incinerate, transport, transfer, dispose of or abandon any Hazardous Materials on the Premises except in quantities and types which are commonly used in the cleaning and operating of a transient hotel consistent with the Operating Standard and in all instances in compliance with Environmental Laws and the Operating Standard. 25.2. Indemnity. Tenant shall indemnify, defend and hold harmless Landlord and each Landlord Indemnified Party from all Claims suffered or incurred by any of the foregoing arising from occurrences during the Term, from or attributable to (a) any breach by Tenant of any of its warranties, representations or covenants in this Article 25; and (b) noncompliance of the Premises or Tenant with any Environmental Laws; provided that Landlord shall indemnify, defend and hold harmless Tenant and each Tenant Indemnified Party from all Claims suffered or incurred by any of the foregoing arising from the generation, manufacture, processing, treatment, storage, use, reuse, refining, recycling, reclaiming, incinerating, transporting, transferring or disposal of Hazardous Materials by Landlord or its agents, contractors, employees or representatives. 25.3. Survival. This Article 25 shall survive the Expiration Date. 26. SURRENDER AT END OF TERM. 26.1. Surrender at End of Term. On the Expiration Date, Tenant shall quit and surrender the Building to Landlord free and clear of all occupants, Subtenants and Third-Party Operators, and free and clear of all service and maintenance contracts, management contracts, franchise agreements and other Third-Party Agreements, “broom-clean” and in good order and condition, except for ordinary wear and tear and any damage or destruction by a Casualty Event, and Tenant shall remove all of Tenant’s Personal Property therefrom, except as otherwise expressly provided in this Lease. 26.2. Adjustments. Upon the expiration of the Term, all Fixed Rent and Additional Rent and other items payable by Tenant under this Lease shall be apportioned to the date of expiration except that there shall be no such apportionment if such expiration shall occur as a result of an Event of Default. 31 4312031 v7-078791002

26.3. Holding Over. Tenant acknowledges that possession of the Premises must be surrendered to Landlord no later than thirty (30) days after the Expiration Date. The parties recognize and agree that Landlord may suffer damages resulting from any failure by Tenant to surrender possession of the Premises timely as aforesaid. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within thirty (30) days after the Expiration Date, then Tenant shall pay to Landlord, as liquidated damages for each month and for each portion of any month during which Tenant holds over at the Premises (i) the Fixed Rent and Additional Rent which was payable under this Lease for the last month of the Term, with respect to the thirty (30)- day period after the Expiration Date, and (ii) after the thirtieth (30th) day following the Expiration Date, a sum equal to 1.25 times of the aggregate of the Fixed Rent and Additional Rent which was payable under this Lease with respect to the last month of the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the thirtieth (3Oth) day following the Expiration Date. If Tenant holds over in possession after the Expiration Date, such holding over shall not be deemed to extend the Term or renew this Lease, but the tenancy thereafter shall continue as a tenancy at sufferance upon the terms and conditions of this Lease at the Fixed Rent and Additional Rent as herein increased. This provision shall survive the Expiration Date. 26.4. Removal of Personal Property. On or prior to the Expiration Date or upon a reentry by Landlord upon the Premises, Tenant, at its sole cost and expense, shall remove from the Premises all of Tenant’s Personal Property not contemplated to be or become Landlord’s property pursuant to this Lease, and shall repair any damage caused by such removal. Any of Personal Property of Tenant not so removed shall become the property of Landlord, and Landlord may cause such property to be removed from the Premises and disposed of, but the cost of any such removal and disposition and of repairing any damage caused by such removal shall be borne by Tenant. 26.5. Survival. The provisions of this Article 26 shall survive the Expiration Date or earlier termination of this Lease. 27. EARLY TERMINATION OF LEASE. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to terminate this Lease (a) with the termination effective during Lease Years 6 through 10, by providing Landlord with at least twenty-four (24) months’ prior written notice of Tenant’s intent to terminate this Lease (in which case Tenant will owe a termination fee equal to twelve (12) months of the then current Fixed Rent); and (b) with the termination effective during Lease Years 11 through 20, by providing Landlord with at least eighteen (18) months’ prior written notice of Tenant’s intent to terminate this Lease (in which case Tenant will not owe any termination fee). Tenant’s notice of termination to Landlord shall be referred to as a “Termination Notice”, the period of time between the giving of the Termination Notice and the termination date shall be referred to as the “Termination Notice Period”, and the termination fee required to be paid by Tenant hereunder for the applicable Lease Year shall be referred to as the “Termination Fee”. The termination date of this Lease shall be set forth in the Termination Notice and the Termination Fee, if any, shall be payable on such termination date. In the event Tenant exercises its termination right as provided in this Section 27, all of the terms of this Lease, including, but not limited to Tenant’s obligation to pay Fixed Rent and Additional Rent shall continue to be applicable through the Termination Notice Period. Upon the effective date of termination of this Lease by Landlord pursuant to this Section 27, Tenant shall surrender the Premises in accordance with the terms and 32 4312031 v7-07879/002 conditions of Article 26 as though the termination date set forth in the Termination Notice were the Expiration Date under this Lease. 28. CERTIFICATES BY TENANT AND LANDLORD. Landlord and Tenant shall, at any time and from time to time, within fifteen (15) Business Days following receipt of written request from the other party, execute, acknowledge and deliver a written statement certifying: that this Lease is in full force and effect and unmodified (or, if modified, stating the nature and date of such modification); the Lease Commencement Date; the then Expiration Date; the dates to which the Fixed Rent and Additional Rent have been paid and the amount of such Fixed Rent and Additional Rent; whether or not, to the best knowledge of the certifying party, the other party is in default in performance of any of its obligations under this Lease (and, if so, specifying each such default of which the signer shall have knowledge); and, as to such other matters regarding this Lease as may reasonably be requested. If either party fails to respond within the aforesaid fifteen (15) Business Day period and such failure continues for an additional ten (10) day period following notice from the requesting party of such failure, then such failure shall constitute an acknowledgement as to the facts stated in the requested certification by, and binding upon, the party who failed to deliver such certification. 29. QUIET ENJOYMENT. So long as Tenant shall faithfully perform the agreements, terms, covenants and conditions hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term without hinderance, molestation or disturbance by or from Landlord or any Person claiming through or under Landlord. This covenant shall be construed as running with the Land to and against subsequent Landlords and successors in interest. 30. MISCELLANEOUS. 30.1. Governing Law Venue. This Lease shall be governed by the laws of the State. Tenant and Landlord acknowledge and agree that all disputes arising out of or relating to this Lease and all actions to enforce this Lease shall be exclusively adjudicated in the state courts of the County and State or the federal courts sitting in the County and State or having appellate jurisdiction with respect thereto, and Tenant and Landlord hereby irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding arising out of or relating to this Lease or in any action to enforce this Lease. So far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process as required by law, shall be necessary in order to confer jurisdiction upon the person of Landlord or Tenant in any such court. 30.2. No Personal Liability. No partner, member, shareholder, director, officer, employee or agent of either party shall be held personally liable under this Lease or because of its execution or attempted execution. 30.3. Time of Essence. Time is of the essence with respect to each provision of this Lease. 33 4312031 v7-07879/002

30.4. Construction. The section or paragraph headings and index or table of contents herein are for convenience in reference only and are not intended to define or limit the scope of any provision of this Lease. 34 4312031 v7-078791002

30.5. Severability. If any provision of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. 30.6. Counterparts. This Lease may be executed in two or more counterpart copies (which counterpart copies may be executed by facsimile, PDF or electronic mail), all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Lease. 30.7. No Third-Party Beneficiaries Partnership, Joint Venture, or Joint Employers. This Lease does not and shall not be deemed or construed to confer upon or grant to any third party or parties, excepting parties to whom Tenant may assign this Lease in accordance with the terms of this Lease, and excepting any successor to Landlord, any right to claim damages or to bring any suit, action or other proceeding against either Landlord or Tenant because of any breach hereof or because of any of the terms, covenants, agreements and conditions herein. Nothing contained in this Lease shall be deemed or be construed to create a partnership or joint venture of or between Landlord and Tenant. Neither Tenant nor any of its employees, agents, consultants, contractors or subcontractors shall be considered to be Landlord’s employees, agents or representatives. To the extent either Party may be alleged or deemed to be an employer or joint employer of any of the other’s employees, agents, consultants, contractors, or subcontractors, the Parties agree that through this Agreement, they hereby contractually assume sole and exclusive responsibility for performing all acts and obligations of an employer with respect to their own such employees and for paying any amounts due (including assessments, contributions, damages, losses, fees, penalties, and attorneys’ fees) that are related to or arise out of any claims or allegations of joint employment. 30.8. Binding Effect. This Lease shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and/or assigns (but this shall not be construed to permit Tenant to assign its interest in this Lease in violation of any of the terms hereof). 30.9. Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the subject matters addressed herein, and no warrants, inducements, considerations, promises or other inferences shall be implied or impressed upon this Lease that are not set forth herein. The parties acknowledge that all representations made by any officer, agent or employee of the respective parties unless included herein are null and void and of no effect. No alteration, amendment, change or modification of this Lease shall be valid unless executed by an instrument in writing by all the parties. 30.10. Memorandum of Lease. On or before the Lease Commencement Date, Landlord and Tenant, shall execute, acknowledge, deliver and record a memorandum of this Lease, in the form attached hereto as Exhibit D. 35 4312031 v7-078791002

30.11. No Brokers. Each of Tenant and Landlord represents and warrants to the other that it has not dealt with any broker in connection with this Lease. Tenant hereby indemnifies and holds Landlord harmless against all loss, damage, liability, cost and expense of any nature (including reasonable attorneys’ fees and disbursements) based on any claim by any party with whom Tenant or its agents or representatives have dealt for a commission or other compensation in connection with this Lease which is based on the actions of Tenant or its agents or representatives. Landlord hereby indemnifies and holds Tenant harmless against all loss, damage, liability, cost and expense of any nature (including reasonable attorneys’ fees and disbursements) based on any claim by any party with whom Landlord or its agents or representatives have dealt for a commission or other compensation in connection with this Lease which is based on the actions of Landlord or its agents or representatives provided that in any such event Tenant has not dealt with such party. The foregoing indemnifications shall survive the Expiration Date or earlier termination of this Lease. 30.12. Lease Guaranty. Upon execution of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord the Guaranty executed by each Guarantor. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANKI 36 4312031 v7-078791002

IN WITNESS WHEREOF, this Lease is duly executed by the parties hereto as of the day and year first above written, intending themselves to be legally bound hereby.

WITNESSES:	LANDLORD:
	Seranila Investments Corp
[signature]	By: [signature]
Name: Sophie Azout	Name: Joe Faskha
[signature]	Title: Director
Name: Ernesto Faskha.	

WITNESSES:	TENANT:
	Selina Operation Woodstock LLC
______	
Name: ______	
______	By: ______
Name: ______	Name: ______
	Title: ______

37

4312031 v7 - 07879 / 002

Kary Torres, Legal Director Veronica Manzano

Exhibit A DESCRIPTION OF LAND All that tract or parcel of land situate in the Town of Woodstock, County of Ulster, and the State of New York, known and designated as Lot No. 1, as shown on a map entitled “Map of Subdivision Prepared for Michael Roth,” filed in the Ulster County Clerk’s Office on October 28, 1992 as Map No. 9489, bounded and described as follows: Beginning at a point in the Southerly line of Common School District No.2 {Uber 629, cp 218), said point being the Northwesterly corner of Lot No. 2, as shown on the said map; thence along the Westerly lines of said Lot No. 2 the following 3 courses: South 22° 52’ 18” East a distance of 183.61 feet to a point, South 18° 39’ 43” West a distance of 72.50 feet to a point and South 21 35’ 25” West a distance of 9.58 feet to a point; thence along the Northerly and Westerly lines of lands now or formerly Foster (Uber 2110, cp 040) the following 4 courses: North 66° 34’ 35” West a distance of 164.15 feet to a point, North 23° 16’ 25” East a distance of 2.65 feet to a point, North 70° 07’ 05” West a distance of 341.77 feet to a point and South 05° 40’ 15” West a distance of 55.67 feet to the beginning of a stone wall; thence along the Northerly line of lands now or formerly Rifkin (Uber 4651, cp 335), generally along a stone wall, North 83° 24’ 00’ West a distance of 373.75 feet to an iron pipe found in a stone wall intersection; thence along the Easterly lines of lands now or formerly VanWagenen (Uber 5481, cp 154 ), generally along a stone wall the following 2 courses: North 04° 02 20” West a distance of 251.70 feet to an iron rod found and North 05° 43’ 20” West a distance of 207.00 feet to a stone wall intersection; thence along the Southerly line of lands now or formerly Eichhorn (Uber 4613, cp 316) and the Southerly line of lands now or formerly Cohen (Uber 4580, cp 194), generally along a stone wall and passing through an iron pipe found, South 80° 31’ 05” East a distance of 161.91 feet to a point; thence continuing along the said Southerly line of lands now or formerly Cohen, generally along a stone wall, South 77° 18’ 40” East a distance of 313.30 feet to an iron pipe found in a stone wall intersection; thence along the Westerly line of lands now or formerly Beidler Appel (Uber 4156, cp 051 ), partially along a stone wall, South 07° 21’ 00” West a distance of 140.57 feet to an iron rod found; thence along the Southerly line of said lands now or formerly Beidler Appel, the Southerly line of lands now or formerly Walker {Uber 2866, cp 216) and the said Southerly line of Common School District No. 2, passing through an iron rod found and partially along a stone wall; South 69° 33’ 50” East a distance of 420.58 feet to the point or place of beginning. Together with and subject to the existing easements and rights-of-way of record including but not limited to right of way on filed Map No. 9489. FOR INFORMATION ONLY (Containing 6.48 Acres of land, more or less).

Exhibit B DESCRIPTION OF THE BUILDING (see attached)

area breakdown_ totals I 1 Z: 1113 AREA BREAKDOWN SELINA WOODSTOCK 1IIJII1!1I Library & wine bar BOH BOH Dry storage BOH —1 —1 —1 —1 —1 —1 43.60 8.45 49.16 2.54 16.15 21 .00 469.31 90.95 529.15 27.34 173.84 226.04 Main Lodge Level m2 SqFt F&B BAR 1 14.50 156.08 movie room 1 18.40 198.06 F&B Mezzanine 1 35.00 376.74 F&B WCs 1 1 1.50 123.78 BOH Walk in Freezer 1 6.13 65.98 F&B Kitchen 1 23.70 255.10 F&B Playground 1 38.00 409.03 F&B Playground and bar area 1 70.00 753.47 F&B Terrace 1 91.00 979.51 Reception 1 1 1.00 1 18.40 BOH Dry storage BOH Laundry Co-work studio co-working studio meeting room Cabin #1 The standard Comm WC The Micro The Micro The Micro The Micro Level Level m2 37.80 8.83 m2 14.11 3.32 2.95 SqFt 406.88 95.05 SqFt 151.88 Comm Room 8c Comm Room 8 25% increase 11.92 10.09 10.62 28.60 21 .48 35.74 31.75 128.31 108.61 114.31 307.85 231.21 Cabin #2 Level m2 SqFt The standard demolished 1 19.00 204.51 The standard demolished 1 3.32 35.74 The standard demolished 1 2.95 31 .75 The standard demolished 1 11.92 128.31 1 area breakdown_ totals

The standard	25% increase	1	20.45	220.12

Cabin #3		Level	m²	SqFt
The standard		1	17.10	184.06
The standard		1	18.00	193.75
Comm Room 4		1	15.15	163.07
BOH storage		1	5.40	58.13
The standard	25% increase	1	13.80	148.54

Cabin #4		Level	m²	SqFt
The standard		1	14.42	155.22
The standard		1	19.00	204.51
The standard		1	19.90	214.20
The Hybrid		1	23.50	252.95
The micro		1	7.95	85.57
The micro		1	13.70	147.47
Comm WC		1	3.80	40.90
The standard	25% increase	1	21.20	228.19
The micro	25% increase	1	9.34	100.53

Cabin #5		Level	m²	SqFt
The standard		1	18.00	193.75
The standard		1	16.00	172.22
The standard		1	18.80	202.36
The standard		1	18.00	193.75
The standard	25% increase	1	17.00	182.99

Cabin #6		Level	m²	SqFt
The Loft		1	52.50	565.10
The standard	conversion	1	18.00	193.75
The standard	conversion	1	18.00	193.75
The standard	conversion	1	18.00	193.75
The standard	25% increase	1	16.70	179.76

Cabin #7		Level	m²	SqFt
The standard		1	37.35	402.03

2

area breakdown_ totals BOH 1 16.50 177.60 BOH 1 14.80 159.31 The Loft 125% increase Level Comm Room 8 25% increase 25.67 276.31 Level 2 2 POOL Level m2 SqFt Pool area F&B 1 365.30 3,932.05 Cabin #8 Comm Room 8 65.95 Comm Room 6 709.88 Common WCs Common kitchen The micro m2 26.73 Sq Ft 287.72 22.64 243.69 17.11 184.17 26.15 Cabin #9 281.48 10.60 1 14.10 The standard The standard The suite The standard The standard m2 17.20 Sq Ft 185.14 17.20 185.14 24.30 261 .56 17.30 17.30 186.22 186.22 3

Exhibit C-1 GUARANTY OF LEASE THIS GUARANTY OF LEASE (the "Guaranty") is made as of .__ _____ ], 202[_], by SELINA HOSPITALITY PLC, a company registered in the United Kingdom ("Guarantor") in favor of SERANILA INVESTMENTS CORP, a company organized under the laws of Panama ("Landlord"). WI T N E S E T H: WHEREAS, Landlord and Selina Operation Woodstock LLC, a Delaware limited liability company (the "Tenant") are simultaneously with the execution of this Guaranty by Guarantor entering into a certain Hotel Lease Agreement dated as of the date hereof (as the same may hereafter be amended or modified, the "Lease") with respect to the premises described as 20 Country Club Lane, Woodstock, New York (the "Premises"). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Lease; and WHEREAS, Landlord is requiring Guarantor to guarantee the Lease in the manner hereinafter set forth as a condition to execution by Landlord of the Lease. WHEREAS, Guarantor will be benefited by the Lease. NOW, THEREFORE, to induce Landlord to enter into the Lease, the undersigned Guarantor hereby agrees as follows: 1. Subject to Section 7 below, Guarantor hereby unconditionally guarantees to Landlord the payment by Tenant of all monetary obligations under the Lease, including Fixed Rent, Additional Rent and the Termination Fee; provided, however, that in no event shall Guarantor's liability hereunder exceed an amount equal to twenty-four (24) multiplied by the monthly Fixed Rent due for the first month in which any payment from Guarantor becomes due under this Guaranty (the "Guaranteed Maximum Amount"). 2. This Guaranty is independent of and in addition to any security or other remedies which Landlord has or may have for the performance of any of the obligations on the part of Tenant. Guarantor agrees that Landlord shall not be required to resort to any other security or other remedies before proceeding upon this Guaranty, but that Landlord may proceed hereunder against Guarantor, independently of or concurrently with any other remedies it may have. 3. The liability of Guarantor hereunder shall not be affected in any way by: (a) the release or discharge of Tenant in any insolvency, receivership, bankruptcy or other proceedings; nor (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant's liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from any decision in any court; nor ( c) the rejection or disaffirming of the Lease in any such proceedings. 4. Guarantor and Landlord, by acceptance of this Guaranty, hereby voluntarily, knowingly and intentionally WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY in any

legal action or proceeding arising under or in connection with this Guaranty or the Lease or concerning the Premises or pertaining to any transaction related to or contemplated in the Lease. Guarantor acknowledges that this waiver of jury trial is a material inducement to Landlord in accepting this Guaranty, that Landlord would not have accepted this Guaranty without this jury trial waiver, and that Guarantor has been represented by an attorney or has had an opportunity to consult with an attorney regarding this Guaranty and understands the legal effect of this jury trial waiver. 5. In the event of any litigation between Landlord and Guarantor arising out of this Guaranty, the prevailing party shall be entitled to recover its costs and expenses incurred in such litigation, including reasonable attorneys’ fees, at all levels, including appeals. Any legal action or proceeding arising out of or in any way connected with this Guaranty shall be instituted in a court (federal or state) located in the County and the State in which the Premises are located, which shall be the exclusive jurisdiction and venue for litigation concerning this Guaranty. 6. Notwithstanding anything to the contrary in this Guaranty, no present or future, direct or indirect, shareholder, officer, director, employee, trustee, beneficiary, advisor, partner, member, principal, participant or agent of or in (a) Guarantor or (b) any Person that is or becomes a “Constituent Member” in Guarantor shall have any personal liability, directly or indirectly, under or in connection with this Guaranty, or any amendment or amendments hereto made at any time or times, heretofore or hereafter, and Landlord on behalf of itself and each of its successors and assigns, hereby waives any and all such personal liability. A “Constituent Member” in Guarantor shall mean any direct shareholder, member or partner in Guarantor and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities, owns an interest in Guarantor. 7. Notwithstanding anything to the contrary herein, Guarantor shall be released from all obligations under this Guaranty and shall have no further obligations or liabilities under this Guaranty from and after the “Release Date”. For the purposes of this Guaranty, “Release Date” shall mean the earliest date upon which any of the following occurs: (i) the payment by Guarantor of the Guaranteed Maximum Amount pursuant to this Guaranty, (ii) the expiration of the third (3rd) Lease Year, or (iii) the delivery to Landlord of a replacement guaranty pursuant to the terms and provision of the Lease. 8. This Guaranty may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord. 9. This Guaranty shall be binding upon Guarantor and Guarantor’s successors and assigns, and shall inure to the benefit of Landlord and Landlord’s successors and assigns. [SIGNATURE PAGE FOLLOWS]

WITNESS the due execution hereof as of the date first written above. Signed, sealed and delivered in the presence of: Name: _________ _ Name: ---------- GUARANTOR: SELINA HOSPITALITY PLC, a United Kingdom company By: � _____________ _ Name: ------------- Title: _____________ _ Alexandra Call Authorized Representative Kary Torres, Legal Director Jonathon Grech

Exhibit C-2 GUARANTY OF LEASE THIS GUARANTY OF LEASE (the “Guaranty”) is made as of [ 1’ 202[], by SELINA OPERATIONS US CORP., a Delaware corporation (“Guarantor”) in favor of SERANILA INVESTMENTS CORP, a company organized under the laws of Panama (“Landlord”). WITNESETH: WHEREAS, Landlord and Selina Operation Woodstock, a Delaware limited liability company (the “Tenant”) are simultaneously with the execution of this Guaranty by Guarantor entering into a certain Hotel Lease Agreement dated as of the date hereof (as the same may hereafter be amended or modified, the “Lease”) with respect to the premises described as 20 Country Club Lane, Woodstock, New York (the “Premises”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Lease; and WHEREAS, Landlord is requiring Guarantor to guarantee the Lease in the manner hereinafter set forth as a condition to execution by Landlord of the Lease. WHEREAS, Guarantor will be benefited by the Lease. NOW, THEREFORE, to induce Landlord to enter into the Lease, the undersigned Guarantor hereby agrees as follows: 1. Subject to Section 7 below, Guarantor hereby unconditionally guarantees to Landlord the payment by Tenant of all monetary obligations under the Lease, including Fixed Rent, Additional Rent and the Termination Fee, due and payable from and after the first (lst) day of the fourth (41h) Lease Year; provided, however, that in no event shall Guarantor’s liability hereunder exceed an amount that is equal to twenty-four (24) multiplied by the monthly Fixed Rent due for the first month in which any payment from Guarantor becomes due under this Guaranty (the “Guaranteed Maximum Amount”). 2. This Guaranty is independent of and in addition to any security or other remedies which Landlord has or may have for the performance of any of the obligations on the part of Tenant. Guarantor agrees that Landlord shall not be required to resort to any other security or other remedies before proceeding upon this Guaranty, but that Landlord may proceed hereunder against Guarantor, independently of or concurrently with any other remedies it may have. 3. The liability of Guarantor hereunder shall not be affected in any way by: (a) the release or discharge of Tenant in any insolvency, receivership, bankruptcy or other proceedings; nor (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from any decision in any court; nor (c) the rejection or disaffirming of the Lease in any such proceedings.

4. Guarantor and Landlord, by acceptance of this Guaranty, hereby voluntarily, knowingly and intentionally WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY in any legal action or proceeding arising under or in connection with this Guaranty or the Lease or concerning the Premises or pertaining to any transaction related to or contemplated in the Lease. Guarantor acknowledges that this waiver of jury trial is a material inducement to Landlord in accepting this Guaranty, that Landlord would not have accepted this Guaranty without this jury trial waiver, and that Guarantor has been represented by an attorney or has had an opportunity to consult with an attorney regarding this Guaranty and understands the legal effect of this jury trial waiver. 5. In the event of any litigation between Landlord and Guarantor arising out of this Guaranty, the prevailing party shall be entitled to recover its costs and expenses incurred in such litigation, including reasonable attorneys’ fees, at all levels, including appeals. Any legal action or proceeding arising out of or in any way connected with this Guaranty shall be instituted in a court (federal or state) located in the County and the State in which the Premises are located, which shall be the exclusive jurisdiction and venue for litigation concerning this Guaranty. 6. Notwithstanding anything to the contrary in this Guaranty, no present or future, direct or indirect, shareholder, officer, director, employee, trustee, beneficiary, advisor, partner, member, principal, participant or agent of or in (a) Guarantor or (b) any Person that is or becomes a “Constituent Member” in Guarantor shall have any personal liability, directly or indirectly, under or in connection with this Guaranty, or any amendment or amendments hereto made at any time or times, heretofore or hereafter, and Landlord on behalf of itself and each of its successors and assigns, hereby waives any and all such personal liability. A “Constituent Member” in Guarantor shall mean any direct shareholder, member or partner in Guarantor and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities, owns an interest in Guarantor. 7. Notwithstanding anything to the contrary herein, Guarantor shall be released from all obligations under this Guaranty and shall have no further obligations or liabilities under this Guaranty from and after the “Release Date”. For the purposes of this Guaranty, “Release Date” shall mean the earliest date upon which any of the following occurs: (i) the payment by Guarantor of the Guaranteed Maximum Amount pursuant to this Guaranty, (ii) the expiration of the eighth (8th) Lease Year, or (iii) the delivery to Landlord of a replacement guaranty pursuant to the terms and provision of the Lease. 8. This Guaranty may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and Landlord. 9. This Guaranty shall be binding upon Guarantor and Guarantor’s successors and assigns, and shall inure to the benefit of Landlord and Landlord’s successors and assigns. [SIGNATURE PAGE FOLLOWS]

Kary Torres, Legal Director Veronica Manzano

Exhibit D MEMORANDUM OF LEASE This is a Memorandum of Lease made and entered into as of the day of __________, 202_, by and between Seranila Investments Corp (hereinafter “Landlord”), with an address at Calle 54 Este, Obarrio Torre Twist, Ofc 31-B, Panama City, Panama, and Selina Operation Woodstock LLC, a Delaware limited liability company (hereinafter “Tenant”), with address at 437 SW 2 Street, Miami, FL 33130, upon the following terms: 1. Lease. The provisions set forth in a written lease between the parties hereto dated __________________ 202_ (the “Lease”), are hereby incorporated by reference into this Memorandum. 2. Leased Premises. The Leased Premises which are the subject of the Lease shall mean the entire parcel of land located at 20 Country Club Lane, Woodstock, New York (and identified as Section 27.14, Block 2, Lot 15.10 on the official tax map of the Town of Woodstock County of Ulster, New York) and all the buildings and improvements located thereon, which is more particularly described on Schedule “A” attached hereto and made a part hereof. 3. Commencement Date of Lease. The Lease shall be deemed to have commenced on ______ 202 as set forth within the terms of the Lease. 4. Term. The Term of the Lease shall be twenty (20) years from the Lease Commencement Date as stated in the written Lease, together with options to renew the Term for twenty (20) year periods. 5. Right of First Offer to Purchase. Tenant has a right of first offer to purchase the Premises or a majority interest in Landlord pursuant to Section 7.2 of the Lease. 6. Duplicate Copies of the originals of the Lease are in the possession of the Landlord and Tenant and reference should be made thereto for a more detailed description thereof and for resolution of any questions pertaining thereto. The addresses for Landlord and Tenant are set forth in the preamble above. 7. Purpose. It is expressly understood and agreed by all parties that the sole purpose of this Memorandum of Lease is to give record notice of the Lease; it being distinctly understood and agreed that said Lease constitutes the entire lease and agreement between Landlord and Tenant with respect to the Premises and is hereby incorporated by reference. The Lease contains and sets forth additional rights, terms, conditions, duties, and obligations not enumerated within this instrument which govern the Lease. This Memorandum is for information purposes only and nothing contained herein may be deemed in any way to modify or vary any of the terms or conditions of the Lease. In the event of any inconsistency between the terms of the Lease and this instrument, the terms of the Lease shall control. The rights and obligations set forth herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Memorandum of Lease may be executed in counterparts, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease pursuant to due authorization on the dates herein acknowledged. LANDLORD: SERANILA INVESTMENTS CORP By: Name: _____________ Title: STATE OF ______ COUNTY OF_________ On the day of __ __ _, in the year 202_, before me, the undersigned, personally appeared __ , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose names is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument. Notary Public TENANT: SELINA OPERATION WOOSTOCK LLC By: Name: _____ __ __ __ Title: _ _ ___ STATE OF ss COUNTY OF On the day of , in the year 202, before me, the undersigned, personally appeared personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument. Notary Public

Schedule “A” All that tract or parcel of land situate in the Town of Woodstock, County of Ulster, and the State of New York, known and designated as Lot No. 1, as shown on a map entitled “Map of Subdivision Prepared for Michael Roth,” filed in the Ulster County Clerk’s Office on October 28, 1992 as Map No. 9489, bounded and described as follows: Beginning at a point in the Southerly line of Common School District No. 2 { Uber 629, cp 218), said point being the Northwesterly corner of Lot No. 2, as shown on the said map; thence along the Westerly lines of said Lot No. 2 the following 3 courses: South 22° 52’ 18” East a distance of 183.61 feet to a point, South 18° 39’ 43” West a distance of 72.50 feet to a point and South 21 35’ 25” West a distance of 9.58 feet to a point; thence along the Northerly and Westerly lines of lands now or formerly Foster (Uber 2110, cp 040) the following 4 courses: North 66° 34’ 35” West a distance of 164.15 feet to a point, North 23° 16’ 25” East a distance of 2.65 feet to a point, North 70° 07’ 05” West a distance of 341.77 feet to a point and South 05° 40’ 15” West a distance of 55.67 feet to the beginning of a stone wall; thence along the Northerly line of lands now or formerly Rifkin (Uber 465 1, cp 335), generally along a stone wall, North 83° 24’ 00’ West a distance of 373.75 feet to an iron pipe found in a stone wall intersection; thence along the Easterly lines of lands now or formerly VanWagenen (Uber 5481, cp 154), generally along a stone wall the following 2 courses: North 04° 02’ 20” West a distance of 251.70 feet to an iron rod found and North 05° 43’ 20” West a distance of 207.00 feet to a stone wall intersection; thence along the Southerly line of lands now or formerly Eichhorn (Uber 4613, cp 316) and the Southerly line of lands now or formerly Cohen (Uber 4580, cp 194), generally along a stone wall and passing through an iron pipe found, South 80° 31’ 05” East a distance of 161.91 feet to a point; thence continuing along the said Southerly line of lands now or formerly Cohen, generally along a stone wall, South 77° 18’ 40” East a distance of 313.30 feet to an iron pipe found in a stone wall intersection; thence along the Westerly line of lands now or formerly Beidler Appel (Uber 4156, cp 051 ), partially along a stone wall, South 07° 21’ 00” West a distance of 140.57 feet to an iron rod found; thence along the Southerly line of said lands now or formerly Beidler Appel, the Southerly line of lands now or formerly Walker {Uber 2866, cp 216) and the said Southerly line of Common School District No. 2, passing through an iron rod found and partially along a stone wall; South 69° 33’ 50” East a distance of 420.58 feet to the point or place of beginning. Together with and subject to the existing easements and rights-of-way of record including but not limited to right of way on filed Map No. 9489. FOR INFORMATION ONLY (Containing 6.48 Acres of land, more or less).

Schedule 3.3 Existing Operating Licenses [to be inserted upon issuance of current license]

Schedule 3.3 Existing Occupancy Permits [to be inserted upon issuance of current permit]

Schedule 5.1(a)(ii) Schedule of FF&E None 4312031 v7-078791002

Schedule 5.1(a)(iii) Schedule of OS&E None 4312031 ‘7-07879/OO2

Schedule 10.1(f) Redevelopment Alterations (see attached) 4312031 v7-07879/002

Renovations	
Cabin 1	Touch ups, interior painting, replace lighting, fixing leaks and replace insulation where needed
Cabin 2	Framing, and complete interior renovations according to Design Package (foundation is completed)
Cabin 3	Demolition and ground up construction of new cabin. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 4	Demolition and ground up construction of new cabin. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 5	Demolition and ground up construction of new cabin. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 6	Demolition and ground up construction of new cabin. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 7	Touch ups, interior painting, replace lighting, fixing leaks and replace insulation where needed
Cabin 8	Touch ups, interior painting, replace lighting, fixing leaks and replace insulation where needed
Cabin 9	Touch ups, interior painting, replace lighting, fixing leaks and replace insulation where needed
Main Cabin (The Lodge)	Touch ups, interior painting, replace lighting, fixing leaks and replace insulation where needed
Studio/Cowork	Touch ups, interior painting, replace lighting, fixing leaks and replace insulation where needed
25% Expansion	
Cabin 1	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 2	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 3	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 4	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 5	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package

4312031 v7 - 07879 / 002

Cabin 6	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 7	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package
Cabin 8	Ground up construction for cabin expansion. Including foundation, framing, and complete interior renovations according to Design Package
Infrastructure & Common	
Outdoor Patio & Planting	Maintenance wood decking & landscaping in the main Lodge
Walkways & Lighting	Pavers & Solar Powered Lights
Fencing	Garbage enclosures
Driveway Paving & Gravel	Paving as required
Coworking	Wall insulation, glass partitions, phonebooths, HVAC
Grab & Go	Shelving system
Pool Upgrades	Additional lighting, landscaping, seal and resurface where needed
Wellness Center (Near Pool)	Slab foundation & flooring, tent roof structure, sound system
Electrical upgrades	
Sewer & Water works	
	6" Sanitary Sewer Riseley Ln
	6" Sanitary Sewer Route 375
	Onsite Well Upgrades: Rebuild well water structure & upgrade chlorination
	Water Line Installation: From well to each cabin
	Manholes
	Excavation
	Landscaping
	NYSDOT Work & Testing
	Backfilling & Repaving
	Landscaping

4312031 v7 - 07879 / 002

EXHIBIT F Right of First Offer (see attached)

Selina Operations US Corp. 437 SW 2nd Street Miami, FL 33130 __________ 202 Seranila Investments Corp Calle 54 Este, Obarrio Torre Twist, Ofc 31-B Panama City, Panama Attention: Joe Faskha Re: Hotel Lease Agreement between Seranila Investments Corp. as Landlord, and Selina Operation Woodstock LLC, as Tenant (the “Lease:” all defined terms used in this letter, unless otherwise defined herein, shall have the meanings attributable to them in the Lease) Dear Joe: Simultaneously with and in consideration of the execution by Landlord and Tenant of the Lease, Landlord and Tenant’s parent, Selina Operations US Corp., a Delaware corporation (“Selina US”), hereby agree to the following: Selina US hereby grants to Landlord a right of first offer to invest in hotel projects developed and operated in the United States by Selina US or its affiliates (each, a “Selina U.S. Project”), on the terms set forth below: (a) ROFO Offer. If Selina US seeks third-party equity investors in connection with the development of a Selina U.S. Project (a “Proposed Development”) on or after the date hereof, Selina US shall first offer such opportunity to Landlord (“ROFO Offer”) by giving Landlord written notice (a “ROFO Notice”) of such ROFO Offer. Such ROFO Notice shall contain a description of the Proposed Development, financial projections, anticipated construction schedule, the total cost of the Proposed Development and other material terms of the Proposed Development. If Landlord notifies Selina US that it does not elect to participate in the Proposed Development pursuant to the ROFO Notice, or fails to notify Selina US of its election, in either case within ten (10) business days following receipt of the ROFO Notice (the “Election Period”), Selina US may seek other third-party investors; provided, however, that Selina US shall not offer such other investors the opportunity to participate in the Proposed Development on terms which are substantially and materially more favorable than the terms specified in the ROFO Notice without Selina US again complying with the terms of this letter agreement. (b) ROFO Election. If Landlord elects to participate in the Proposed Development in accordance with the terms set forth in the ROFO Notice by notice to Selina US given within the Election Period, then for a period of thirty (30) days after receipt by Selina US of such notice of Landlord’s election (the “ROFO Negotiation Period”), Selina US and Landlord shall negotiate in good faith the terms of a definitive agreement, consistent with the terms set forth in the ROFO Notice. If the parties agree to the terms of a definitive agreement within the ROFO Negotiation

Period, such agreement shall be signed by the parties within the ROFO Negotiation Period. If the parties fail, after good faith efforts, to agree on the terms of a definitive agreement within the ROFO Negotiation Period, Selina US may seek other third-party investors; provided, however, that Selina US shall not offer such other investors the opportunity to participate in the Proposed Development on terms which are substantially and materially more favorable than the terms specified in the ROFO without Selina US again complying with the terms of this letter agreement. Landlord’s right to exercise the ROFO Offer shall be conditioned on Landlord not being in default under the Lease or any other lease between Landlord or an affiliate, on one hand, and Selina US or an affiliate, on the other hand, at the time Sclina US delivers the ROFO Notice to Landlord. (c) Termination. This letter agreement shall terminate on the earliest of the following to occur: (i) If Selina US and Landlord timely enter into a definitive agreement and Landlord fails to consummate the investment in the Proposed Development pursuant to the terms thereof (other than as a result of the Selina US’s material default); or (ii) Landlord has invested Forty Million and 00/100 Dollars ($40,000,000.00) in the aggregate in Selina U.S. Projects. (d) No Assignment. The ROFO may not be assigned by Landlord to any third party other than an affiliate of Landlord. (e) Limitation. Notwithstanding anything to the contrary set forth in this letter agreement, under no circumstances shall Landlord have the right to invest (i) more than Ten Million and 00/100 Dollars ($10,000,000.00) in any single Selina U.S. Project or (ii) more than Folly Million and 00/100 Dollars ($40,000,000.00) in the aggregate in Selina U.S. Projects. Please confirm your agreement to the terms of this letter agreement by signing it in the space provided below. SELINA OPERATIONS US CORP. By: Name: Title: SERANILA INVESTMENTS CORP By:_ Name: Title: